Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WHEELER REAL ESTATE INVESTMENT TRUST, INC.,

WHLR MERGER SUB INC.,

WHLR OP MERGER SUB LLC,

CEDAR REALTY TRUST, INC.

and

CEDAR REALTY TRUST PARTNERSHIP, L.P.

Dated as of March 2, 2022

i

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 2, 2022, by and among: Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (“Parent”), WHLR Merger Sub Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), WHLR OP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub (“OP Merger Sub”, and together with Parent and Merger Sub, the “Parent Parties”), Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), and Cedar Realty Trust Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”, and together with the Company, the “Company Parties”).

WHEREAS, the Company’s outstanding capital stock consists of shares of common stock, par value $0.06 per share (“Company Common Stock”) and shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”);

WHEREAS, the parties wish to effect a business combination through a merger of OP Merger Sub with and into the Operating Partnership, with the Operating Partnership being the surviving entity (the “Partnership Merger”), whereby each OP Unit not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Merger Consideration in cash, without interest, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, the parties wish to effect a merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Surviving Company”) immediately following the consummation of the Partnership Merger (the “Company Merger” and, together with the Partnership Merger, the “Mergers”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Merger Consideration in cash, without interest, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, on or prior to the date hereof the Company and certain of its Subsidiaries have entered into an asset purchase and sale agreement pursuant to which the purchaser parties named therein will acquire from the Company, prior to the closing of the Merger, the properties and assets (collectively, the “Excluded Assets”) set forth in Section 1.1 of the Company Disclosure Schedule (as defined herein);

WHEREAS, the Board of Directors of the Company (the “Company Board”) will declare one or more special dividends (the “Closing Dividend”) payable to record holders of the Company Common Stock and holders of OP Units on or before the close of business on the day immediately prior to the consummation of the Mergers, to be paid prior to consummation of the Mergers, in an aggregate amount equal to the Closing Dividend Amount (as defined herein);

WHEREAS, the Company Board has (i) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Company Merger, (ii) declared that the Company Merger is advisable on substantially the terms and conditions set forth in this Agreement, (iii) directed that the Company Merger be submitted for consideration at a special meeting of the Company’s stockholders and (iv) recommended that the Company’s stockholders approve the Company Merger;

WHEREAS, the Company, as the sole general partner of the Operating Partnership, has approved this Agreement and the Partnership Merger and deems it advisable and in the best interests of the Operating Partnership and the limited partners of the Operating Partnership for the Operating Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions;

WHEREAS, the sole director of Merger Sub has (i) declared that the Merger is advisable on substantially the terms and conditions set forth in this Agreement and (ii) recommended that Parent, in its capacity as sole stockholder of Merger Sub, approve the Merger;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has approved the Merger by written consent simultaneously with the execution of this Agreement;

WHEREAS, Merger Sub, as the sole member of OP Merger Sub, has approved this Agreement and the Partnership Merger and deems it advisable and in the best interests of OP Merger Sub and its sole member for OP Merger Sub to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into a non-solicitation and non-competition agreement with the current Chief Executive Officer of the Company, to be effective as of the Effective Time; and

WHEREAS, the Company Parties and the Parent Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company Parties and the Parent Parties hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1 Definitions.

(a) As used herein, the following terms have the following meanings:

“1964 Civil Rights Acts” means the Civil Rights Act of 1964.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of Section 6.2. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a potential acquisition of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement.

“Acquired Companies” means each Company Subsidiary (including the Operating Partnership) other than the Excluded Asset Companies.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information or discussions (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition (whether by merger, consolidation or otherwise) of twenty percent (20%) or more of any class of the equity interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty (20%) or more of the outstanding shares of Company Common Stock and any other voting securities of the Company or the Operating Partnership (or instruments convertible to or exchangeable for twenty percent (20%) or more of such outstanding shares or securities), or (v) any combination of the foregoing.

“ADA” means the Americans with Disabilities Act.

“ADEA” means the Age Discrimination in Employment Act.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, as such Agreement and Plan of Merger may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Change in Circumstances” means any material fact, event, change, development or circumstances not known or reasonably foreseeable by the Company Board as of the date hereof, which fact, event, change, development or circumstances becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that in no event shall any of the following constitute a Change in Circumstances: (i) the receipt, existence or terms of an Acquisition Proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (ii) the fact (in and of itself) that the Company meets or exceeds any internal or published forecasts or projections for any period; or (iii) any material fact, event, change, development or circumstances resulting from or arising out of any breach of this Agreement by the Company.

“Closing Dividend Amount” means an amount equal to the net proceeds from the sale of the Excluded Assets reduced by (i) the amount by which the Liquidation Amount exceeds the aggregate Liquidation Preference of the Company Preferred Stock, (ii) all Company Transaction Expenses, (iii) the cash amount needed to pay any declared but unpaid or accrued and unpaid dividends, and (iv) the cash amount reserved to pay off or otherwise discharge or satisfy all Other Remaining Liabilities. The Closing Dividend Amount shall be calculated after the Company has provided payoff letters or other evidence reasonably satisfactory to Parent of the Company’s repayment of all Liabilities of the Company, including any Indebtedness of the Company, the Acquired Companies or securing the Company Properties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Company or the Acquired Companies or with respect to which the Company or any Acquired Company has any Liability for the benefit of any current or former officer, employee, director, retiree or independent contractor, or any spouse, dependent or beneficiary thereof.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Articles of Incorporation” means the Company’s Articles of Incorporation as in effect as of the date hereof, including any amendments and supplements.

“Company Compensatory Award” means each Company Restricted Stock Award and Company Performance RSU Award.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plan” means the Company’s 2017 Stock Incentive Award Plan, as amended.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned or controlled by the Company or its Subsidiaries, including Registered Company Intellectual Property Assets and Unregistered Company Intellectual Property Assets.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with other Effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets or results of operations of the Company and the Acquired Companies, taken as a whole or (b) the ability of the Company and the Acquired Companies to consummate the Transactions; provided that all references to the “Company” for purposes of this definition shall be to the Company assuming that each of the Excluded Asset Closings has occurred; provided, further, in no event shall any of the following, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect in the case of foregoing clause (a) only: (i) changes in the Company’s stock price or trading volume, (ii) any failure by the Company to meet published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure, not otherwise excluded by the exceptions set forth in this definition, shall be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur), (iii) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, (iv) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (v) changes in conditions in the industries in which the Acquired Companies conduct business, including changes in conditions in the real estate industry generally, (vi) changes in political conditions in the United States or any other country or region in the world, (vii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world, (ix) the execution or announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and Acquired Companies with employees, residents, vendors or partners, or the identity of Parent or any of its Affiliates as the acquiror of the Company, (x) (A) any action taken, or failure to take action, in each case to which Parent has in writing expressly approved, consented to or requested, (B) any action taken in compliance with the terms of, or the taking of any action required by, this Agreement or (C) the failure to take any action prohibited by this Agreement, (xi) changes in Law, regulation or other legal or regulatory conditions (or the interpretation thereof), (xii) changes in GAAP or other accounting standards (or the interpretation thereof), (xiii) any pandemic or public health emergency caused by COVID-19 or the taking of any COVID-19 Measures, and (xiv) Transaction Litigation; provided that, in each of the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii), (xi), (xii) and (xiii), such effects referred to therein may be taken into account to the extent that the Company are disproportionally affected relative to other similarly situated companies in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Performance RSU Award” means each award of restricted stock units outstanding under the Company Equity Incentive Plan or otherwise that is subject to performance-based vesting.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under the Company Equity Incentive Plan or otherwise that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting.

“Company Transaction Expenses” means (i) all costs, fees and expenses incurred by the Company and its Subsidiaries in connection with the Transactions, (ii) all costs, fees and expenses incurred by the Company and its Subsidiaries in connection with the Excluded Asset Transactions, (iii) all severance, retention, “change of control,” “success” or other similar bonus payments triggered as a result of the consummation of the Transactions or the Excluded Asset Transactions (including the employer portion of any payroll taxes with respect to any of the foregoing) and payable or reimbursable by the Company or any Acquired Company, (iii) any payments from the Company and its Subsidiaries in connection with the Transactions and made through payment of assets of the Company or its Subsidiaries as well as any payments made through grantor trusts or “rabbi trusts” in accordance with underlying deferred compensation arrangements sponsored or maintained by the Company and its Subsidiaries; and (v) the costs to obtain the tail insurance policies described in Section 6.7(d) and Section 6.8(b).

“Company Termination Fee” means an amount equal to $5,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Parent. dated as of January 21, 2022.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, debenture, note, option, warrant, warranty, purchase order, license, permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions, mutations or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, travel restriction, social distancing, shut down, closure, sequester or any other similar Law, guidelines or recommendations by any Authority or requirements by any Governmental Entity applicable to any Company Property in connection with or in response to COVID-19.

“Davis Bacon Act” means the Davis-Bacon Act of 1931.

“Effect” means any effect, change, event, occurrence, circumstance or development.

“Encumbrance” means, with respect to any property or asset, any lien, mortgage, pledge, hypothecation, license, deed of trust, claims against title, restrictions on transfer, security interest, charge, encumbrance, pledges, options, rights of first refusal or offer, conditional or installment sales contracts, or other adverse claim or interest of any kind in respect of such property or asset including any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale or use agreement, capital lease or other title or rights retention agreement relating to such property or asset.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any Legal Proceedings or Orders alleging potential responsibility or liability arising out of (i) the release or threatened release of any Hazardous Materials at any location or (ii) any violation or alleged violation of any Environmental Law.

“Environmental Law” means any Law concerning pollution or protection of the environment, including any Law relating to the manufacture, handling, transport, use, treatment, storage, disposal, release or threatened release of any Hazardous Materials.

“Environmental Permits” means all Permits required to be obtained by the Company and each Acquired Company in connection with its business under applicable Environmental Law.

“Equal Pay Act” means the Equal Pay Act of 1963.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity which, together with the Company or any of the Acquired Companies, would be treated as a single employer under Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset Closings” means the closings or series of closings contemplated by the Excluded Asset Purchase Agreements.

“Excluded Asset Companies” means the entities listed in Section 1.1 of the Company Disclosure Schedule.

“Excluded Asset Purchase Agreements” means, collectively, the asset purchase and sale agreements entered into by the Company with one or more third parties as set forth in Section 1.2 of the Company Disclosure Schedule, as the same may be amended from time to time, and/or any such other new, replacement or substitute agreements of any kind pursuant to which one or more Excluded Assets will be transferred by the Company, directly or indirectly, to one or more third parties prior to the Closing hereunder.

“Excluded Asset Sellers” means the entities listed in Section 1.1 of the Company Disclosure Schedule.

“Excluded Asset Transactions” means the transactions contemplated by the Excluded Asset Purchase Agreements.

“Financing Entities” means the entities that have committed to provide the Financing, including the parties committing to provide the Financing pursuant to the Commitment Letter and any joinder agreements or Definitive Financing Agreements relating thereto.

“FLSA” means the Fair Labor Standards Act.

“FMLA” means the Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, domestic, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, materials or wastes regulated under Environmental Law, including (i) petroleum or petroleum distillates, including crude oil and any fractions thereof, (ii) natural gas, synthetic gas, and any mixtures thereof, (iii) asbestos, lead, radon and polychlorinated biphenyls, and (iv) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (i) patents and patent applications of any kind and all reissues, divisions, renewals, re-examinations, extensions, continuations and continuations-in-part thereof ; (ii) rights in registered and unregistered trademarks, service marks, trade names, logos, slogans, company names, brand names, trade dress, corporate names and similar indicia of source of origin and Internet domain names and social media accounts and user names and registrations (including “handles”), whether or not constituting trademarks and including all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, regardless of whether constituting copyrightable content or accounts, and registrations and applications for registration of any of the foregoing, as well as phone numbers containing or relating to any of the foregoing, and all translations, adaptations, derivations and combinations of the foregoing, whether registered or unregistered, together with all of the goodwill associated therewith, and all other rights corresponding thereto throughout the world; (iii) copyrights in both published and unpublished works, and all copyright registrations and applications and renewals therefor, as well as works of authorship, whether or not copyrightable, moral rights and all other rights corresponding to the foregoing throughout the world; (iv) rights under applicable trade secret Law in any information, including inventions, discoveries and invention disclosures (whether or not patented) and improvements, compilations, programs, methods, strategies, trade secrets, know-how, technology, business and technical information, data, databases, data compilations and collections, tools, methods, techniques and processes and other confidential and proprietary information and rights therein, in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (v) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (vi) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; and (vii) any and all other intellectual or industrial property and proprietary rights under applicable Law.

“IRS” means the Internal Revenue Service.

“IT Assets” means all computers, hardware, Software, networks, platforms, electronics, websites, applications, storage, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, systems or services, and all associated documentation that are owned, operated, or used by or on behalf of the Company or the Company Subsidiaries.

“Knowledge” or any similar expression used with respect to the Company, means the actual knowledge of the Company’s Chief Executive Officer or Chief Financial Officer (and, solely with respect to Section 4.6, Chief Investment Officer).

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Proceeding” means any proceeding, complaint, claim, demand, notice, hearing, lawsuit, court action, investigation, charge, inquiry, arbitration (public or private) or mediation, commenced, conducted, heard or pending by or before any Governmental Entity, arbitrator or mediator.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.

“Liquidation Amount” means an amount in cash equal to (A) the aggregate Liquidation Preference of the Company Preferred Stock plus (B) the sum of (i) the aggregate amount of any accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock and (ii) the aggregate amount of any accrued and unpaid dividends on the outstanding shares of Series C Preferred Stock.

“Liquidation Preference” means an amount in cash equal to $25.00 per share of Series B Preferred Stock and Series C Preferred Stock.

“made available to Parent” means that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (b) delivered to Parent or Parent’s representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (c) made available for review by Parent or Parent’s representatives prior to the execution of this Agreement in the virtual data room maintained by the Company in connection with the Merger.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (a) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (b) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Most Recent Balance Sheet” means the balance sheet of the Company as of December 31, 2021, which is included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2021.

“NYSE” means the New York Stock Exchange.

“OP Units” means the common units of the Operating Partnership.

“Open Source Software” means any Software that is licensed pursuant to (a) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the Mozilla Public License, and the Artistic License; (b) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms; or (c) any reciprocal license, in each case whether or not Source Code is available or included in such license.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

“Other Remaining Liabilities” means, subject to the last sentence of Section 6.12(b), all Liabilities of the Company and the Acquired Companies that exist following the completion of the Excluded Asset Sales and that have not been paid off or otherwise discharged or satisfied prior to the payment of the Closing Dividend, including the Liabilities described in Section 1.3 of the Company Disclosure Schedule.

“Parent Material Adverse Effect” means, with respect to the Parent Parties, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by any Parent Party of any of its obligations under this Agreement or the consummation of the Mergers or the other Transactions.

“Permit” means any permit, license, variance, exemption, order, franchise or approval of any Governmental Entity.

“Permitted Encumbrances” means (i) real estate taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP and the existence of which does not, and would not reasonably be expected to, materially interfere with or impair the marketability, value, present use, or enjoyment of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Company Material Adverse Effect, (iii) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use of real property or the operation of the business thereon, (iv) conditions, covenants, restrictions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by the Company which are or would be disclosed on existing title reports or existing surveys and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value, use or enjoyment of such real property, (v) non-exclusive licenses entered into in the ordinary course of business, and (vi) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“PII” means any information that alone or in combination with other information is, or could reasonably be linked either directly or indirectly to the identity of a particular individual and any other data or information that constitutes personal data, protected health information or personal information under any applicable Privacy Law or the Company’s or any Company Subsidiary’s privacy policies.

“Privacy Law” means all applicable Laws or standards imposed by self-regulatory organizations concerning the privacy, security, or Processing of PII (including Laws of jurisdictions where PII was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications, including the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the GDPR, and all other similar international, federal, state, provincial, and local Laws, and the Payment Card Industry Data Security Standard, including all implementing regulations, regulatory guidance and requirements as amended from time to time.

“Processing” (including “Processed”) means any operation performed on PII or other data, including but not limited to the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of PII.

“Registered Company Intellectual Property” means Intellectual Property Assets that are owned or controlled by the Company or any of its Subsidiaries and registered with a Governmental Entity anywhere in the world.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Contract Act” means the McNamara – O’Hara Service Contract Act of 1965.

“Software” means any (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise); (c) command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50.1%) that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 6.2(c)), including all legal, financial (including breakup fee provisions) and regulatory aspects of the Acquisition Proposal and the Person making the proposal, would, if consummated, result in a transaction more favorable to the holders of Company Common Stock than the Transactions.

“Tax” (and, with correlative meaning, “Taxes”) means any U.S. federal, state, local or non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, windfall or other profits, net worth, capital stock, social security, workers’ compensation, unemployment compensation, stamp, value-added, occupation, environmental, disability, registration, alternative or add-on minimum, estimated, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not, imposed by any Governmental Entity, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

“Tax Return” means any return, report, certificate, claim for refund, election, estimated tax filing, declaration or any similar statement, including any amendment to the foregoing and any attached schedules, required to be filed with a Governmental Entity with respect to any Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, the Operating Partnership, Parent, Merger Sub, OP Merger Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement and all other agreements, instruments and documents to be executed by the Parent Parties and the Company in connection with the transactions contemplated by such agreements, but does not include the Excluded Asset Purchase Agreements.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers, or any Company Subsidiary and/or any of its directors or officers, relating directly or indirectly to this Agreement, the Mergers, any Excluded Asset Purchase Agreements or Excluded Asset Transactions (including any such claim or Legal Proceeding based on allegations that the Company’ entry into this Agreement or any Excluded Asset Purchase Agreement, or the terms and conditions hereof or thereof constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Unregistered Company Intellectual Property” means Intellectual Property Assets that Company or any of its Subsidiaries either has the right to use pursuant to a valid and enforceable license or otherwise controls, without registration of such right or control with a Governmental Entity anywhere in the world.

“WARN Acts” means the United States Worker Adjustment and Retraining Notification Act, as amended, and any state or local Law requiring advance notice of termination to employees.

“Walsh Healey Act” means the Walsh – Healey Act of 1936.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(b)
Applicable Items	Section 5.6
Alternative Financing	Section 6.12(b)
Articles of Merger	Section 2.3
Board Recommendation	Section 4.15
Book Entry Share	Section 3.1(a)(i)
Certificate	Section 3.2(b)
Change in Circumstances	Section 6.2(c)(ii)
Change in Recommendation	Section 6.2(b)
Closing	Section 2.2
Claims	Section 6.4
Closing Date	Section 2.2
Closing Dividend	Recitals
Commitment Letter	Section 5.6
Company	Preamble
Company Common Stock	Recitals
Company Insurance Policies	Section 4.14
Company Parties	Section 6.4
Company Permits	Section 4.8(b)
Company Preferred Stock	Recitals
Company Properties	Section 4.6(a)
Company SEC Documents	Section 4.4(a)
Company Stock Certificate	Section 4.15
Continuing Employee	Section 6.7(a)
Financing	Section 5.6
DRULPA	Recitals
DSOS	Section 2.2(a)
Effective Time	Section 2.2
End Date	Section 8.1(b)
Estoppel	Section 6.12(e)
Evaluation Material	Section 6.4
Excluded Assets	Recitals
FCPA	Section 4.8(c)
Financing	Section 5.6
Financing Indemnitees	Section 6.12(e)
Indemnified Party	Section 6.8(g)
Maryland Courts	Section 9.5
Material Contract	Section 4.7(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Merger Sub	Preamble
Merger Sub OP	Preamble
MGCL	Recitals
Non-Continuing Employee	Section 6.7(a)
Operating Partnership	Preamble
Parent	Preamble
Partnership Merger	Recitals
Paying Agent	Section 3.2(a)
Proxy Statement	Section 6.11
Qualifying Income	Section 8.4(a)
Recovery Costs	Section 8.3(c)
REIT	Section 4.10(c)
Merger Amounts	Section 5.6
SDAT	Section 2.2(b)
Solvent	Section 5.7
Stockholder Meeting	Section 6.11(b)
Superior Proposal Notice	Section 6.2(c)(i)
Surviving Company	Recitals
Takeover Statutes	Section 5.5

Article 2
THE MERGERs; EFFECTIVE TIMES

Section 2.1 The Mergers.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, OP Merger Sub and the Operating Partnership shall consummate the Partnership Merger, pursuant to which (i) OP Merger Sub shall be merged with and into the Operating Partnership and the separate existence of OP Merger Sub shall thereupon cease and (ii) the Operating Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA.

(b) Subject to the terms and conditions of this Agreement, and in accordance with the MGCL, at the Effective Time, the Company and Merger Sub shall consummate the Company Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (ii) the Company shall survive the Company Merger (the “Surviving Company”), such that, following the Company Merger, the Surviving Company shall be a wholly-owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall transfer to, vest in and devolve on the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

Section 2.2 Closing; Effective Times.

(a) On the Closing Date, immediately prior to the Effective Time, the Partnership and Merger OP Sub shall (i) duly execute and file articles of merger (the “Partnership Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the Laws of the State of Delaware and (ii) make any other filings, recordings or publications required to be made by the Partnership or OP Merger Sub under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective upon the acceptance for record of the Partnership Certificate of Merger by the DSOS or on such other date and time (not to exceed five (5) Business Days from the date the Partnership Certificate of Merger are accepted for record by the DSOS) as shall be agreed to by the Company and Parent and specified in the Partnership Merger Articles of Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”).

(b) On the Closing Date, and immediately following the Partnership Merger Effective Time, Merger Sub and the Company shall (i) duly execute and file articles of merger (the “Company Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (“SDAT”) in accordance with the Laws of the State of Maryland, and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL in connection with the Company Merger. The Company Merger shall become effective upon the later of the acceptance for record of the Company Articles of Merger by the SDAT or on such other date and time (not to exceed five (5) Business Days from the date the Company Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Company Articles of Merger (such date and time being hereinafter referred to as the “Effective Time”), it being understood and agreed that the parties shall cause the Effective Time to occur immediately after the Partnership Merger Effective Time.

(c) Unless otherwise agreed in writing, the parties shall cause the Effective Time and the Partnership Merger Effective Time to occur on the Closing Date.

Section 2.3 Closing of the Mergers. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within two Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), by means of a virtual closing through the electronic exchange of signatures, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.4 Governing Documents; Directors and Officers.

(a) From and after the Effective Time, the charter of Parent, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Company until thereafter amended as provided therein or by applicable Law. The bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.

(b) From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.5 Tax Consequences. The parties intend that for U.S. federal, and applicable state, income Tax purposes (i) the Company Merger shall be treated as a taxable sale of Company Common Stock by the holders thereof to Parent in exchange for the Merger Consideration, (ii) the Partnership Merger shall be treated as a taxable sale of the OP Units by the holders thereof in exchange for the Merger Consideration, with the result that, following the Company Merger, Merger Sub will own one hundred percent (100%) of the OP Units and the Operating Partnership will become a disregarded entity of the Surviving Company, and (iii) none of Parent, Merger Sub or OP Merger Sub will withhold any amount of Tax pursuant to Section 1445 of the Code from the Merger Consideration unless Parent reasonably determines in accordance with the provisions of Section 3.6 that such withholding is required under applicable Tax Law and advises the Company prior to the Effective Time that such withholding is required. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes, unless required by a “determination” within the meaning of Section 1313(a) of the Code (or such analogous provision of state or local Tax Law).

Article 3
EFFECT OF MERGERs; MERGER CONSIDERATION

Section 3.1 Effect of Mergers; Conversion of Capital Stock.

(a) Subject to Section 3.4, at the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock or Company Preferred Stock:

(i) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Company.

(ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive an amount of cash equal to the quotient (rounded to the nearest cent) obtained by dividing (x) $130,000,000 by (y) the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the aggregate number of OP Units outstanding and held by Persons other than the Company immediately prior to the Effective Time (as the same may be adjusted pursuant to the last sentence of Section 6.12(b), the “Merger Consideration”) per share of Company Common Stock, without interest. At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares and each non-certificated share represented by book entry (a “Book Entry Share”) shall thereafter represent only the right to receive the Merger Consideration, without interest, and each Company Stock Certificate formerly representing shares of Company Common Stock, shall thereafter only represent the right to receive the payment to which reference is made in Section 3.2.

(iii) Notwithstanding clause (ii) above, each issued and outstanding share of Company Common Stock that is owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time, if any, shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(iv)   Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, shall remain outstanding as a share of preferred stock in the Surviving Company.

(v) For the avoidance of doubt, any shares of Company Common Stock then held by the Company in the Company’s treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof:

(i) Each OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than those held by the Company), subject to the terms and conditions set forth herein, shall be converted into, and shall be cancelled in exchange for, the right to receive an amount in cash equal to the Merger Consideration, without interest.

(ii) Each 7.25% Series B Cumulative Redeemable Preferred Partnership Unit (each, a “Series B Partnership Unit”) issued and outstanding immediately prior to the Effective Time shall remain outstanding as a unit in the Operating Partnership.

(iii) Each 6.50% Series C Cumulative Redeemable Preferred Partnership Unit (each, a “Series C Partnership Unit”) issued and outstanding immediately prior to the Effective Time shall remain outstanding as a unit in the Operating Partnership.

(c) Without duplication of the effects of Section 3.1(a) and (b), if, between the date hereof and the Effective Time, the outstanding Company Common Stock or OP Units are changed into a different number or class of shares or interests by reason of any stock split, division or subdivision of shares or interests, dividend, distribution, reverse stock split, consolidation of shares or interests, reclassification, recapitalization or other similar transaction, then the amount of cash into which each share of Company Common Stock or each OP Unit, is converted in the Mergers shall be adjusted to the extent appropriate.

(d) For the avoidance of doubt, the Closing Dividend to be received prior to the Closing by holders of the Company Common Stock and OP Units is in addition to (and shall not reduce) the right of such holders to receive the Merger Consideration in full hereunder.

Section 3.2 Payment for Company Common Stock and OP Units.

(a) Prior to the Effective Time, (i) Parent (after consultation with and approval of the Company) shall select a reputable bank or trust company to act as paying agent with respect to the Mergers (the “Paying Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration to be paid in the Mergers pursuant to Section 3.1.

(b) Within two (2) Business Days after the Effective Time, Parent and the Surviving Company shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock or OP Units, a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock, or of certificates or book-entry units representing ownership of OP Units, as the case may be (each such certificate, book-entry share or book-entry unit, a “Certificate”), in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Certificate (or affidavits of loss in lieu of such Certificate pursuant to Section 3.2(d)), together with a properly executed letter of transmittal, the holder of such Certificate (or, under the circumstances described in Section 3.2(e), the transferee of the Company Common Stock or OP Units previously represented by such Certificate) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.1. Exchange of any Book Entry Shares or book-entry units shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c) On or after the first anniversary of the Effective Time, the Surviving Company shall be entitled to cause the Paying Agent to deliver to the Surviving Company any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent and the Surviving Company with respect to the cash amounts payable upon surrender of their Certificates. Neither the Paying Agent nor the Surviving Company shall be liable to any holder of a Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Company Common Stock or OP Units that is not registered in the transfer records of the Company or Operating Partnership, as the case may be, payment may be made with respect to such Company Common Stock or OP Units to a transferee of such securities if the Certificate (if applicable) previously representing such securities is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f)   The Surviving Company shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Common Stock and OP Units.

Section 3.3 Treatment of Company Compensatory Awards.

(a) Immediately prior to the Excluded Asset Closings, and contingent upon the occurrence of the Effective Time, each Company Restricted Stock Award shall become fully vested and nonforfeitable and the holder thereof shall have the right to receive the Merger Consideration pursuant to Section 3.1 above.

(b) Immediately prior to the Excluded Asset Closings, and contingent upon the occurrence of the Effective Time, each Company Performance RSU Award shall fully vest in accordance with it terms and convert into the respective number of shares of Company Common Stock underlying such Company Performance RSU Award and the holder thereof shall have the right to receive the Merger Consideration pursuant to Section 3.1 above.

(c) Effective as of the Effective Time, (i) the Company Equity Incentive Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Acquired Company thereof shall be cancelled and (ii)  no participant in the Company Equity Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Company or any Subsidiary thereof.

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Incentive Plan) shall adopt such resolutions or take such actions as may be required to effective the provisions of this Section 3.3.

Section 3.4 Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or other Transactions.

Section 3.5 Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Company and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

Section 3.6 Withholding of Tax. Each of Parent, the Surviving Company, the Surviving Partnership, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and OP Units such amount as Parent, the Surviving Company, the Surviving Partnership, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Company, the Surviving Partnership or the Paying Agent and withheld amounts are paid over to the applicable Governmental Entity in accordance with any Law or Order, then for all purposes of this Agreement such amounts shall be treated as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made. Upon becoming aware of any such withholding obligation, Parent shall use commercially reasonable efforts to give reasonable advance notice of such withholding to the Company and shall reasonably cooperate with the Company, to eliminate or reduce any such required deduction or withholding, and the parties acknowledge that no withholding is required to the extent a Person provides a valid and duly executed IRS Form W-9.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (x) as disclosed in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) as set forth in the Company SEC Documents furnished or filed prior to the date of this Agreement to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Documents would qualify the representations and warranties contained herein, and further excluding from the Company SEC Documents any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company), the Company and the Operating Partnership, jointly and severally, represent and warrant to Parent as follows:

Section 4.1 Due Organization and Good Standing; No Subsidiaries.

(a) The Company and each Acquired Company (i) is a corporation or other entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not have a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule identifies each Acquired Company and indicates its jurisdiction of organization. Other than direct and indirect interests in the Company Properties, none of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity.

Section 4.2 Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company 10-K) complete and correct copies of the Organizational Documents of the Company, the Operating Partnership and each other Acquired Company, each as amended to date, and each as so delivered is in full force and effect. Neither the Company nor any Acquired Company is in violation of any of the provisions of its Organizational Documents and will not be in violation of any of the provisions of its Organizational Documents as such may be amended (subject to Section 6.1(a)) between the date hereof and the Closing Date. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any Acquired Company has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which 13,637,085 were issued and outstanding as of February 25, 2022; and (ii) 12,500,000 shares of Company Preferred Stock, of which (x) 6,050,000 shares were designated as 7.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and 1,450,000 were issued and outstanding as of February 25, 2022 and (y) 6,450,000 were designated as 6.50% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) and 5,000,000 shares were issued and outstanding as of February 25, 2022. All of the outstanding Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of February 25, 2022, 113,636 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Performance RSU Awards.

(b) The Company is the sole general partner of the Operating Partnership. As of February 25, 2022, the Company held, directly or indirectly, 13,637,085 OP Units, 1,450,000 Series B Preferred OP Units and 5,000,000 Series C OP Units in, and was the sole general partner of, the Operating Partnership. As of February 25, 2022, the Operating Partnership had outstanding 80,791 OP Units, held by Persons other than the Company. All outstanding OP Units are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c) (i) None of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of the Company or any of the Acquired Companies; (iii) there is no contract to which the Company or any of the Acquired Companies is a party relating to the voting or registration of any Company Common Stock, and (iv) there is no contract to which the Company or any of the Acquired Companies is a party restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock, except as set forth in the Company’s Articles of Incorporation. None of the Company or any of the Acquired Companies is under any obligation, nor is bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or other securities.

(d) Except as set forth on Section 4.4(d) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company or the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) Except as set forth in this Section 4.3 and for changes since February 25, 2022 resulting from the exercise or settlement of Company Compensatory Awards outstanding on such date or granted thereafter as permitted under Section 6.1(d), there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company or the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company or an Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)   The Company owns, directly or indirectly, all of the issued and outstanding shares of share capital or other equity securities of each of the Acquired Companies, free and clear of any Encumbrances other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the organizational documents of the Company or their Subsidiaries, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Neither the Company nor any Acquired Company has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Subsidiary of the Company).

(g) All dividends or other distributions on the shares of Company Common Stock, the OP Units and the shares of Company Preferred Stock and any dividends or other distributions on any securities of any of the Company’s Subsidiaries that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 SEC Filings; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC since January 1, 2019 (the “Company SEC Documents”) have been filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains effective disclosure controls (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). The Company is in compliance in all material respects with all current listing requirements of the NYSE.

(d) None of the Company or any of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as described in Item 303(b) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or the Acquired Companies in its published financial statements or other Company SEC Documents.

(e) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(f)   Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Company or the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) None of the Company or the Acquired Companies has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) Liabilities incurred in the ordinary course of business; (iii) Liabilities to perform under contracts entered into by the Acquired Companies, except Liabilities arising out of a breach of any Acquired Company; (iv) Liabilities that have not had a Company Material Adverse Effect; and (v) Liabilities incurred in connection with the Transactions.

Section 4.5 Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof, except as disclosed in the Company SEC Documents, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and the Acquired Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice and, since and through such dates, there has not been any Company Material Adverse Effect.

Section 4.6 Properties.

(a) Except as set forth in Section 4.6(a) of the Company Disclosure Schedule, the Company or one of the Acquired Companies owns (i) good, valid and marketable fee simple title to each of the real properties identified in Section 4.6(a) of the Company Disclosure Schedule as being owned in fee (each a “Fee Owned Company Property” and, collectively, (the “Fee Owned Company Properties”) and (ii) a good, valid and marketable leasehold interest in each of the real properties identified in Section 4.6(a) of the Company Disclosure Schedule as being a leasehold interest (each a “Ground Leased Company Property” and, collectively, the “Company Properties”), which are all of the real estate properties owned by them, in each case, except as provided below, free and clear of Encumbrances, except for Permitted Encumbrances.

(b) The Company has made available or will make available to Parent all current policies of title insurance insuring the Company’s or the applicable Acquired Company’s fee simple title to Company Properties or leasehold interest in any property leased by an Acquired Company (each, a “Company Title Insurance Policy,” and collectively, the “Company Title Insurance Policies”). Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, (x) no title insurance company that issued a Company Title Insurance Policy has disclaimed or challenged, in written notice to the Company or any Company Subsidiary, the validity or force and effect of any such Company Title Insurance Policy, and (y) no claim has been made by the Company or any Company Subsidiary against any such Company Title Insurance Policy.

(c) Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice of any violation of any Law or requirement affecting any of the Company Properties issued by any Governmental Entity which have not been cured, or which violations would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Except as provided for in Section 4.6(d) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws including any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation has been violated for any Company Property, which in the case of clauses (i) and (ii) above would have or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Section 4.6(e) of the Company Disclosure Schedule lists each lease, sublease or other right of occupancy that the Company or the Company Subsidiaries are party to as landlord with respect to any of the applicable Company Properties (each, a “Lease” and collectively, the “Leases”). The Company has made available to Parent correct and complete copies of all Leases, including all material amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in Section 4.6(d) of the Company Disclosure Schedule, (i) no tenant under any Lease has asserted in writing any set-off, claim, counterclaim or defense against the Company or Company Subsidiary or arising out of such Lease that remains outstanding, (ii) to the Knowledge of the Company, no tenant under any Lease is currently subject to any insolvency or bankruptcy proceeding, and neither the Company nor any of the Company Subsidiaries has Knowledge of any pending insolvency or bankruptcy proceeding involving any tenant under any Lease, (iii) to the Knowledge of the Company, no tenant under any Lease has “gone dark” and remains “dark” or given the Company or any Company Subsidiary written notice of its intention to “go dark” in the future (for the avoidance of doubt, any temporary COVID pandemic related adjustments to actual occupancy from time to time shall not be deemed “going dark”) and (iv) no purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or any similar option or right has been exercised under any of Lease.

(f) There are no material rental, lease, or other commissions now due and payable or which will become due or payable with respect to the current term of any of the Leases and there are no material unpaid or pending tenant improvement costs and allowances or other concessions now due or payable in connection with any of the Leases or which may become due or payable, except, in each case, for leasing commissions, brokerage fees and tenant improvement costs and allowances or other concessions described on Section 4.6(f) of the Company Disclosure Schedule.

(g) Except as set forth on Section 4.6(g) of the Company Disclosure Schedule or as otherwise expressly set forth in the Leases, (A) no tenant under any Lease has any right or option for additional space in the Company Properties, (B) no tenant under any Lease has a right or option to purchase all or any part of the leased premises or the building of which the leased premises are a part.

(h) Except as set forth in Section 4.6(h) of the Company Disclosure Schedule and except for any statutory rights or options to occupy or purchase any Company Property in favor of Governmental Entity, no Company Property is subject to (i) any unexpired option agreements, rights of first offer, or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or (ii) any contract for sale or ground lease, or letter of intent to sell or ground lease, any Company Property or any portion thereof.

(i) Except as set forth in Section 4.6(i) of the Company Disclosure Schedule, (i) there are no material Tax abatements or exemptions specifically affecting any of the Company Properties and (ii) neither the Company nor the Company Subsidiaries have received any written notice of (and the Company and the Company Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the Company Properties, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Except as set forth in Section 4.6(j) of the Company Disclosure Schedule, there is no uncured material violation of any Law (including, without limitation, any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law) that are the landlord’s responsibility as opposed to a tenant responsibility which, individually or in the aggregate, materially impairs the value, use, or enjoyment of the applicable Company Property or has otherwise had, or would reasonably be expected to have, a Company Material Adverse Effect.

(k) Except as set forth in Section 4.6(k) of the Company Disclosure Schedule, no condemnation, eminent domain or similar proceeding is pending with respect to any Company Property. As of the date hereof, except as set forth in Section 4.16(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice to the effect that any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties.

(l) The rent rolls for each of the Company Properties, as of March 1, 2022, set forth in Section 4.16(l) of the Company Disclosure Schedule are the rent rolls utilized by the Company in the operation of the Company Properties.

(m) Neither the Company nor any Company Subsidiary is in default beyond any applicable notice or cure periods under any restrictive covenant or reciprocal easement agreement or other similar agreements to which the Company or any Company Subsidiary is a party (each, an “REA”), except for violations or defaults that have been cured or which do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value, use or enjoyment of the applicable Company Property or have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has delivered a written notice to a party under any REA that such party is in default under such REA, except for any defaults that have been cured or which do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value, use or enjoyment of the applicable Company Property or have a Company Material Adverse Effect.

(n) The Company and each of the Company Subsidiaries have good and valid title to all the material personal property and other non-real property assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2021, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Encumbrances, except for Permitted Encumbrances.

(o) Except as set forth in Section 4.6(p) of the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary is party to, nor is any Company Property subject to, any property management, leasing or other similar agreement (each, a “Management Agreement” and collectively, the “Management Agreements”) providing for the management or leasing of any Company Property. One or prior to the date hereof, the Company has delivered Parent true, correct, and complete copies of each Management Agreement.

(p) The Company has delivered to Parent prior to the date hereof true, correct and complete copies of all ground leases (and all amendments, modifications, supplements, renewals, extensions and guaranties relating thereto) granting a leasehold interest to the Company or any Acquired Company in any Company Property (each a “Ground Lease”, and collectively, the “Ground Leases”), in effect as of the date hereof. Except as set forth in Section 4.16(p) of the Company Disclosure Schedule (i) neither the Company nor any Acquired Company is and, to the Knowledge of the Company, no ground lessor is, in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred and is continuing that would result in a breach or violation of, or a default under, any Ground Lease by the Company or any Acquired Company, or, to the Knowledge of the Company or any Acquired Company, any other party thereto (in each case, with or without notice or lapse of time), (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or Acquired Company party thereto and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity, (iv) to the Company’s knowledge no ground lessor under any Ground Lease has asserted in writing any right of set-off or claim or counterclaim against the Company or any Acquired Company arising out of a Ground Lease that remains outstanding, (v) each Ground Lease has a remaining current term of no less than 30 years and no ground lessor under any Ground Lease has a right to cancel or terminate the Ground Lease prior to the end of the current term except as expressly set forth in such Ground Lease, and (vi) neither the Company nor any of the Acquired Companies has received written notice of any pending insolvency or bankruptcy proceeding involving any ground lessor under any Ground Lease.

Section 4.7 Contracts.

(a) Except as filed as exhibits to, or as otherwise disclosed in, the Company SEC Documents, as set forth in Section 4.7(a) of the Company Disclosure Schedule, and except for this Agreement and any Contract, arrangement or understanding that will have been terminated on or prior to the Closing, as of the date hereof, none of the Company or the Acquired Companies is a party to or is bound by any Contract, arrangement, commitment or understanding:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) evidencing a capital expenditure in excess of $250,000;

(iii) relating to or evidencing Indebtedness for borrowed money or any guarantee of Indebtedness for borrowed money by any of the Company or an Acquired Company;

(iv) each vendor, supplier or consulting or similar contract that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of the Acquired Companies will be required to pay fees, expenses or other costs in excess of $50,000 following the Effective Time;

(v) each partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or an Acquired Company is a party;

(vi) that provides for the indemnification of or advancement of expenses to current or former directors or officers of the Company or any Acquired Company;

(vii) that provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Company Property or any portion thereof (but excluding, for the avoidance of doubt, any Excluded Asset Purchase Agreement); or

(viii) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(b) Each Contract, arrangement, commitment or understanding of the type described above in Section 4.7(a), whether or not set forth in Section 4.7(a) of the Company Disclosure Schedule, and each Lease and Ground Lease, is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated, or will expire or be terminated, on or prior to the Closing, as of the date hereof, all of the Material Contracts are valid and binding on the Company or the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, none of the Company or any Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not result in a Company Material Adverse Effect and, as of the date hereof, none of the Company or any Acquired Company has received written notice of any of the foregoing. The Company has made available to Parent true and complete copies of all applicable Material Contracts as of the date of this Agreement, including amendments and supplements thereto.

Section 4.8 Compliance.

(a) Each of the Company and the Acquired Companies, is in compliance with all Laws applicable to its businesses, except where the failure to comply with such Laws would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company and the Acquired Companies has, during the three-year period prior to the date hereof: (a) received any written notice from any Governmental Entity regarding any material violation by any of the Company or the Acquired Companies of any Law; or (b) provided any written notice to any Governmental Entity regarding any material violation by the Company or the Acquired Companies of any Law, except for such notices that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 4.8 with respect to Tax matters, which shall be addressed exclusively by Section 4.10 (Tax Matters) and Section 4.11 (Employee Benefit Plans), or environmental matters, which shall be addressed exclusively by Section 4.13 (Environmental Matters).

(b) The Company and each Acquired Company (i) presently holds and maintains in full force and effect and (ii) held and maintained in full force and effect at the relevant time in the past, in each case, all Permits required for the conduct of its business as presently conducted or as conducted at such relevant time, as applicable (collectively, the “Company Permits”), except where the failure to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.8(b) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Permits that are currently in effect. The Company and each Acquired Company is and has been in compliance in all material respects with all such Company Permits and has not done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of any Company Permits (including any Company Permits of any Governmental Authority), in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No suspension, cancellation, modification, forfeiture, revocation or nonrenewal of any Company Permit is pending or, to the Knowledge of the Company, threatened, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and Acquired Companies will continue to have the use and benefit of all Company Permits following consummation of the Transactions. No Company Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company and the Acquired Companies.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company, the Acquired Companies nor, to the Company’s Knowledge, any trustee, director, officer or employee of any of the Company or the Acquired Companies in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 4.9 Legal Proceedings; Orders.

(a) As of the date hereof, there is no material Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against any of the Company or the Acquired Companies.

(b) As of the date hereof, there is no material Order, specific to any of the Company or the Acquired Companies under which any of them is subject to ongoing obligations.

(c) As of the date hereof, to the Knowledge of the Company, there is no pending or threatened investigation by any Governmental Entity with respect to the Company or the Acquired Companies that is expected by the Company to have a Company Material Adverse Effect.

Section 4.10 Tax Matters.

(a) Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on its behalf) all U.S. federal income and state income and all other material Tax Returns required to be filed by it (after giving effect to any filing extension granted by a Governmental Entity), and all such Tax Returns were and are correct and complete in all material respects, and (ii) has paid (or had paid on its behalf) all material Taxes (whether or not shown on any Tax Return) that are required to be paid by it. Except as set forth on Section 4.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

(b) Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, the Most Recent Balance Sheet contains, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.

(c) The Company (i) for all taxable years commencing with January 1, 2014 through December 31, 2021 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2021 to the date hereof, and intends to continue to operate until the Closing, in such a manner as to permit it to continue to qualify as a REIT, determined as if such taxable year of the Company ended on the Closing Date at the Closing (but determined, for the taxable year that includes the Closing Date, without regard to (1) the distribution requirement described in Section 857(a)(1) of the Code with respect to taxable income recognized in the period from January 1 of such taxable year through and including the Closing Date, and (2) any action or inaction taken by the Company or the Company Subsidiaries, Parent or their Affiliates after the Closing), (iii) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT and no such challenge is pending or has been threatened in writing and (iv) has not made and will not make (including as a result of the Excluded Asset Transactions) any sales of property not described in Section 857(b)(6)(C) of the Code.

(d) Except as set forth on Section 4.10(d) of the Company Disclosure Schedule, the Company does not directly or indirectly hold any asset the disposition of which would subject it to tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder, nor has it disposed of any such asset during its current taxable year.

(e) The Company and each Company Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws, and including all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder or other third party) and have duly and timely withheld and paid to the appropriate Governmental Entity all material amounts required to be so withheld and paid.

(f) There are no audits, investigations by any Governmental Entity or other proceedings pending or threatened with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or threatened in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open Tax year; (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than as a result of filing any extension to file a Tax Return made in the ordinary course of business or consistent with past practice); and (v) neither the Company nor any Company Subsidiary has received a written claim by any taxing authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither the Company nor any Company Subsidiary (i) is or has been a member of an affiliated, combined, consolidated, unitary or similar Tax group (other than such a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law) or as transferee or successor, by Contract, or otherwise.

(j) Neither the Company nor any Company Subsidiary has (i) entered into any “closing agreement” as described in Section 7121 of the Code or other similar written agreement with a Governmental Authority, or (ii) requested, has received or is subject to any ruling of a Governmental Authority relating to Tax matters.

(k) Each Company Subsidiary has been since the later of its acquisition or formation, and continues to be, treated for U.S. federal income Tax purposes as (i) a partnership (or a disregarded entity), (ii) a qualified REIT subsidiary (as defined in Section 856(i)(2) of the Code), (iii) a taxable REIT subsidiary (within the meaning of Section 856(l) of the Code), or (iv) a REIT.

(l) Neither the Company nor any of the Company Subsidiaries (i) has engaged in any transaction that could reasonably be expected to give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case as defined in Section 857(b)(7) of the Code or (ii) has incurred any liability for Taxes under (A) Section 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder or (B) Section 856(c)(7)(C) of the Code (for asset test violations) or Section 856(g)(5)(C) of the Code (for violations of qualification requirements applicable to REITs) that have not been previously paid. Neither the Company nor any of the Company Subsidiaries has incurred any material liability for any other Taxes other than (A) in the ordinary course of business or consistent with past practice or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the two previous sentences will be imposed upon the Company or any of its Subsidiaries.

(m) Neither the Company nor any Company Subsidiary is a party to a tax allocation, tax sharing, tax protection, tax indemnification, or any similar agreement or will be bound by, or have any liability under, any such agreement after the Closing Date with respect to periods before or after the Closing Date (other than (i) agreements solely between the Company and/or the Company Subsidiaries and (ii) customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not Taxes).

(n) Neither the Company nor any Company Subsidiary (other than taxable REIT subsidiaries) has or has had any earnings and profits at the close of any taxable year (including the taxable year that includes the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(o) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(p) No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

Notwithstanding the foregoing, none of the representations and warranties in this Section 4.10 shall apply with respect to any taxable period beginning prior to January 1, 2014.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan, other than any agreement, understanding or arrangement under which a single individual who is not an officer or director of any of the Company or the Acquired Companies is eligible to receive immaterial compensation and/or benefits and that is terminable by any of the Company or the Acquired Companies with no more than three (3) months’ written notice (other than as required by Law) without any severance or separation pay due to such individual.

(b) With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents (or a description, if such plan is not written) and all amendments thereto and all related trust agreements, insurance policies or documentation pertaining to other funding vehicles and all amendments thereto, (ii) the most recent summary plan description, and all related summaries of material modifications thereto, (iii) the annual report Forms 5500 (including schedules and attachments) and financial statements as filed for the past two (2) years, (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (v) non-discrimination testing reports for each applicable Company Benefit Plan for the past two (2) years, and (vi) copies of any filings within the past three years with the Internal Revenue Service or for the records of the Company Benefit Plan under Revenue Procedure 2021-30 or its predecessor revenue procedures (EPCRS Program), and any filings within the past three years with the Department of Labor under its Voluntary Fiduciary Compliance Program (or predecessor program).

(c) None of the Company or the Acquired Companies or any of their ERISA Affiliates has ever maintained, sponsored, contributed to or been required to contribute to or has any Liability under or with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) plan, program, contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code and for which the beneficiary pays the entire cost of coverage. The Company, the Acquired Companies, and their ERISA Affiliates have not incurred and there are no circumstances under which any of them would reasonably be expected to incur any liability under Title IV of ERISA or Section 412 of the Code.

(d) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code is so qualified and has received a current favorable determination or opinion letter from the IRS as to its qualified and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has adversely affected or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(e) The Company Benefit Plans have been maintained, funded and administered in accordance with their terms and in all material respects with applicable Law. With respect to each Company Benefit Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Effective Time shall have been made in all material respects and all contributions, assessments, premiums, and other payments for any period ending on or before the Effective Time that are not yet due have been made or properly accrued in all material respects.

(f) There are no pending or, to the Knowledge of the Company, threatened in writing any suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan that would reasonably be expected to result in material liability to the Company or the Acquired Companies.

(g) Except as set forth in Section 4.11(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not: (i) entitle any person to any benefit under any Company Benefit Plan; (ii) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any person under any Company Benefit Plan; or (iii) result in any payment or series of payments by the Company or any of its subsidiaries to any person of an “excess parachute payment” (as defined in Code Section 280G) or any other payment which is not deductible for federal income tax purposes under the Code.

(h) Each Company Benefit Plan, and any award thereunder, that is or forms part of a nonqualified deferred compensation plan (within the meaning of and subject to Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance, with Section 409A of the Code. None of the Company or the Acquired Companies has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Sections 409A or 4999 of the Code.

Section 4.12 Labor Matters.

(a) As of the date of this Agreement and during the past three (3) years, the Company and the Acquired Companies are and have been in compliance with all applicable Laws, Orders, Contracts, plans, and programs governing labor or employment, including all such Laws, Orders, Contracts, plans, and programs relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”), except where the failure to so comply would not have a Company Material Adverse Effect.

(b) Neither the Company nor any of the Acquired Companies is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union, works council, or labor organization. No employees of the Company or any of the Acquired Companies is currently represented by a labor union, trade union, works council, or labor organization. No labor union, trade union, works council, labor organization or group of employees of the Company or any of the Acquired Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There is not, to the Knowledge of the Company, any union organizing activity with respect to any employees of the Company or the Acquired Companies. No strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Company or the Acquired Companies is or has been pending during the past three (3) years, or, to the Knowledge of the Company, threatened in writing.

(c) There are no, and in the past three (3) years there have been no, pending, or to the Knowledge of the Company, threatened Legal Proceedings or arbitrations against or concerning the Company or any of the Acquired Companies relating to any Employment Matters.

(d) To the Knowledge of the Company, (i) no employee or independent contractor of the Company or any of the Acquired Companies is in violation, in any material respect, of any material term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Acquired Companies of their respective employees, and the performance of the contracts with the Company and the Acquired Companies by their respective independent contractors, will not result in any such violation. Neither the Company nor any of the Acquired Companies has received any notice alleging that any such violation has occurred within the past three (3) years.

(e) Within the past three (3) years, none of the Company or the Acquired Companies has effectuated (i) a “plant closing” (as defined in the WARN Acts) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Acquired Companies; or (ii) a “mass layoff” (as defined in the WARN Acts) affecting any site of employment or facility of the Company or any of the Acquired Companies. Except as set forth on Section 4.12(e) of the Company Disclosure Schedule, no employee of any of the Company or any of the Acquired Companies has suffered an “employment loss” (as defined in the WARN Acts) within the preceding ninety (90) days.

(f) The Company and the Acquired Companies are not a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and, to the Knowledge of the Company, no customers are using the products or services of the Company and the Acquired Companies to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any Contract with the Company and the Acquired Companies.

(g) In the last three (3) years, (i) to the Company’s Knowledge, no allegations of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) have been made against any employee or independent contractor of the Company or any of the Acquired Companies, and (ii) neither the Company nor any of the Acquired Companies has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation.

Section 4.13 Environmental Matters. Except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect: (i) each of the Company and the Acquired Companies is, and for the past five (5) years has been in compliance with all applicable Environmental Laws and possesses and is in compliance with all required Environmental Permits, (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or the Acquired Companies, (iii) none of the Company or the Acquired Companies has received any written claim or written notice of violation from any Governmental Entity alleging that the Company or such Acquired Company is in violation of, or liable under, any Environmental Law, and to the Knowledge of the Company, no such claim or notice has been threatened, (iv) to the Knowledge of the Company, (A) none of the Company, the Acquired Companies, or any corporate or legal predecessor has released any Hazardous Materials at any location currently or formerly owned, leased or operated by the Company, any Acquired Company, or any corporate or legal predecessor or to which the Company, any Acquired Company, or any corporate or legal predecessor has disposed of (or arranged for the disposal of) any Hazardous Materials, (B) none of the Company, Acquired Companies, or corporate or legal predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, or handled any Hazardous Materials, and (C) there has been no release of any Hazardous Materials at any Company Property, in the case of each of (A), (B) and (C), in an amount or manner that would reasonably be expected to result in an Environmental Claim against or Liability of any of the Company or the Acquired Companies, (v) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any notice to or consent of any Governmental Entity pursuant to any applicable Environmental Law or Environmental Permit, and (vi) none of the Company or Acquired Companies have entered into any agreement that requires it to indemnify any other person with respect to Liabilities arising out of Environmental Laws. All Environmental Permits, environmental reports, assessments and audits in the possession of the Company and the Acquired Companies, in each case containing information that would reasonably be expected to be material to the Company and the Acquired Companies, taken as a whole, have been made available to Parent. This Section 4.13 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, Environmental Laws or Hazardous Materials.

Section 4.14 Insurance. Section 4.14(i) of the Company Disclosure Schedule sets forth a true and complete list of the material insurance policies held by, or for the benefit of the Company and the Acquired Companies as of the date hereof (“Company Insurance Policies”), including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and the Acquired Companies own or hold the Company Insurance Policies, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company, (b) all Company Insurance Policies are in full force and effect as of the date hereof in accordance with their respective terms and such Company Insurance Policies (or extension, renewal, replacement thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date, (c) all premiums due and payable thereon have been paid in full, (d) no written notice of cancelation, termination, dispute or denial of coverage or modification has been received other than in connection with ordinary renewals, (e) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, and (f) there are no pending claims under which an insurer has made any reservation of rights or rejected to cover all or any portion of such claim. Section 4.14(ii) of the Company Disclosure Schedule sets forth a list of all claims made under any insurance policy held by the Company or any Acquired Company since January 1, 2019. As of the date hereof, there is no pending material claim by the Company or any Acquired Company against any insurance carrier under any insurance policy held by the Company or any Acquired Company.

Section 4.15 Authority; Binding Nature of Agreement.

(a) The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the adoption of this Agreement by the holders of at least a two-thirds majority in combined voting power of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the Transactions. The Company Board has duly adopted resolutions (a) approving and declaring advisable this Agreement and the Transactions, including the Company Merger, (b) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation by the Company of the Transactions, including the Company Merger, (c) directed that, subject to the terms and conditions of this Agreement, the Company Merger be submitted to the stockholders of the Company for their approval and (d) resolved to, subject to the terms and conditions of this Agreement, recommend the approval of the Company Merger by the stockholders of the Company (the “Board Recommendation”), which resolutions, except as permitted under Section 6.2, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Company Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance by the Company of this Agreement other than, with respect to consummation of the Company Merger, obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Parent Parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Operating Partnership has all necessary limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Partnership Merger. The execution, delivery and performance by the Operating Partnership of this Agreement, and the consummation by it of the Transactions, including the Partnership Merger, have been duly and validly authorized by the Company in its capacity as the sole general partner of the Operating Partnership and no other limited partnership action on the part of the Operating Partnership, pursuant to the DRULPA or otherwise, is necessary to authorize the execution and delivery by the Operating Partnership of this Agreement, and the consummation by it of the Partnership Merger and other Transactions. This Agreement has been duly executed and delivered by the Operating Partnership and, and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Parent Parties, constitutes the valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.16 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.5, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (“Takeover Statutes”) apply or will apply to this Agreement, the Mergers or other Transactions contemplated by this Agreement.

Section 4.17 Non-Contravention; Consents. Except for violations and defaults that would not have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the Operating Partnership, the consummation by the Company of the Company Merger and the Operating Partnership of the Partnership Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of the Company or any Acquired Company or of any of the provisions in any Ground Lease; (b) cause a violation by the Company or Operating Partnership of any Law applicable to the business of the Company or any Acquired Company; or (c) cause a default on the part of the Company or any Acquired Company under any Material Contract. Except as may be required by the Exchange Act, the MGCL, the DRUPLA or the listing requirements of the NYSE, none of the Company or the Acquired Companies is required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company Parties or the consummation by the Company Parties of the Mergers, except where the failure to make any such filing or obtain any such consent would not have a Company Material Adverse Effect.

Section 4.18 Opinion of Financial Advisor. The Company Board has received the opinion of Jones Lang LaSalle Securities, LLC, dated as of March 2, 2022, to the effect that (among other things, and subject to various qualifications, limitations and assumptions set forth in such opinion) the Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock, other than Parent and any Subsidiary of Parent. The Company has provided to Parent, solely for informational purposes, a true and correct copy of such opinion.

Section 4.19 Brokers. Except for BofA Securities, Inc. and Jones Lang Lasalle Americas, Inc. and Jones Lang LaSalle Securities, LLC, the fees and expenses of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or Operating Partnership.

Section 4.20 Intellectual Property. Set forth in Section 4.20(i) of the Company Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of all Company Intellectual Property, including for each item of Registered Company Intellectual Property the registration or application number, registration or application date and the applicable filing jurisdiction (or in the case of an internet domain name, the applicable domain name registrar).

Except as set forth in Section 4.20(ii) of the Company Disclosure Schedule and as would not have a Company Material Adverse Effect:

(a) the Company or an Acquired Company exclusively owns and/or controls the Registered Company Intellectual Property and the Unregistered Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and all such Company Intellectual Property is subsisting, valid and enforceable and not the subject of any pending or, to the Knowledge of Company, threatened Legal Proceeding and the Company or an Acquired Company possess all right, title and interest in and to, or has the right pursuant to a valid and enforceable license, to use Company Intellectual Property for the operation of its businesses as presently conducted and as proposed to be conducted;

(b) all Registered Company Intellectual Property assets have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable, except for issuances, registrations or applications that the Company or applicable Company Subsidiary has permitted to expire or has cancelled or abandoned in its reasonable business judgment and as are specifically set forth in Section 4.20(b) of the Company Disclosure Schedule;

(c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or a Company Subsidiary alleging that the operation of the business of the Company or the applicable Company Subsidiary as currently conducted or as proposed to be conducted infringes the rights of any Person in or to any Intellectual Property or that any of the Company Intellectual Property is invalid or unenforceable;

(d) to the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as currently conducted and as proposed to be conducted does not infringe the rights of any Person in or to any Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property or impair the right of Parent to make, use, sell, license or dispose of or to bring any Legal Proceeding for the infringement of, any Company Intellectual Property;

(e) to the Knowledge of the Company, there is no infringement by any Person of any of the Company Intellectual Property;

(f) the Company and each Company Subsidiary has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Company Intellectual Property and, to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except for disclosures to employees or consultants bound by written, valid and appropriate confidentiality obligations or non-disclosure agreements which, to the Knowledge of the Company, have not been breached;

(g) the Company and/or the Acquired Companies have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Company Intellectual Property (including Company Software (defined below)) written and valid assignments in favor of the Company or such Acquired Company of all such Intellectual Property (including, but not limited to, Software) comprising Company Intellectual Property;

(h) the IT Assets (a) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and each Subsidiary in connection with its business, (b) have not materially malfunctioned, failed or been in a continued state of substandard performance within the past five (5) years, (c) are free from material privacy, security or other technological vulnerabilities, from material bugs and from other material defects, and (d) do not contain any Malicious Code. The Company and each Acquired Company has implemented and maintains in compliance with applicable Privacy Laws written policies concerning information security and privacy, including a publicly available privacy policy and a comprehensive written information security and privacy program (collectively, the “Privacy and Security Policies”). As part of the Privacy and Security Policies, the Company and each of the Acquired Companies (x) have implemented and maintain in compliance with applicable Privacy Laws reasonable security and privacy policies, procedures and practices, appropriate to the nature of the information (including but not limited to implementing and monitoring compliance with adequate measures with respect to organizational, administrative, technical and physical security, as well as compliance with applicable Privacy Laws), designed to protect PII, Trade Secrets, and other confidential data or materials against loss, misuse, unauthorized or unlawful Processing, or unauthorized access, and against acts or omissions that compromise the security or confidentiality of such data or the IT Assets (each, a “Security Breach”), and (y) have implemented and maintain in compliance with applicable Privacy Laws appropriate incident response policies, procedures and practices designed to protect against, monitor for, detect and respond to Security Breaches. As of the date of this Agreement, neither the Company nor any Company Subsidiary (nor any Third Party contractor working on behalf of the Company or any Company Subsidiary) has experienced any Security Breach that has resulted or could reasonably be expected to result in material liability to the Company or the Acquired Companies or the unauthorized disclosure, access or Processing of any Trade Secrets or other sensitive or confidential data or materials of the Company, the Company Subsidiaries or any of their respective employees or customers (including any PII). Each of the Company and the Acquired Companies has implemented and maintain in compliance with applicable Privacy Laws commercially reasonable backup, business continuity, and disaster recovery technologies, policies and processes. Each of the Company and the Acquired Companies has timely and reasonably remediated and addressed in compliance with applicable Privacy Laws any and all findings relating to the implementation of administrative, physical, and technical safeguards from any security or privacy audit, review, or risk assessment;

(i) the Company and each of the Acquired Companies (a) are, and at all times have been, in compliance with applicable Privacy Laws in all material respects, (b) have complied with all Contracts and fiduciary obligations or requirements relating to the Privacy Laws and/or otherwise concerning the Processing or security of PII, Trade Secrets or other sensitive or confidential information in all material respects, and (c) are, and at all times have been, in compliance with all Privacy and Security Policies. As of the date of this Agreement, the Company and the Company Subsidiaries have not received any written notice of any Legal Proceedings alleging violations of Privacy Laws by the Company or any Company Subsidiary, or with respect to PII Processed by, or under the control of, the Company or any Company Subsidiary. To the Knowledge of the Company, there are no facts or circumstances that could form the basis for any such Legal Proceedings, and, as of the date of this Agreement, neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company or the Company Subsidiaries, their respective customers have received any written complaints or claims from any Person with respect to the Processing of PII by the Company and any of the Company Subsidiaries;

(j) Section 4.20(j) of the Company Disclosure Schedule contains a complete and correct list of all (a) Software owned by the Company or any Acquired Company (“Company Software”) and (b) Software licensed to the Company or any Acquired Company, in each case, which is material to the conduct of the Company’s or any Acquired Company’s business and excluding licenses granted to the Company of any of the Acquired Companies for generally commercially available, non-customized Software entered into in the ordinary course of business. The Company or an Acquired Company owns the entire right, title and interest in the Company Software listed in Section 4.20(l) of the Company Disclosure Schedule, free and clear of Encumbrances (except for Permitted Encumbrances);

(k) no Company Software contains, incorporates, embeds, links with or to, or directly or indirectly calls from, any Open Source Software and accordingly no Company Software is subject to any obligation or condition under any license that is or was identified as an open source license by the Open Source Initiative (www.opensource.org/) that (a) imposes a requirement or condition that the licensee or any Third Party grant a license under its patent rights, (b) would require that any Company Software: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge, or (c) would impose a limitation, restriction or condition on the use, distribution or control of all or any portion of the Company Software; and

(l) no source code for any Company Software has been delivered, licensed, made available to, or otherwise accessed by, any escrow agent or other Third Party who was not, as of such time (a) an employee or contractor of the Company or an Acquired Company, and (b) subject to a confidentiality agreement with or similar confidentiality obligation to, the Company or an Acquired Company. None of the Company nor any of the Company Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Third Party. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in an obligation of any of the Company or Company Subsidiaries to deliver, license, or disclose the source code for any Company Software to any Third Party.

Section 4.21 COVID-19. For the avoidance of doubt, Parent acknowledges and agrees that (a) due to the global pandemic caused by COVID-19, one or more of the Company Properties were closed or limited, in whole or in part, for extended periods of time during 2020 and 2021, and (b) the closures referred to in clause (a) will not in and of themselves be deemed to constitute a breach or inaccuracy of any representation, warranty or covenant hereunder. The Company make no representations or warranties of any kind hereunder with respect to the effects on the Company Properties or any part thereof to the extent arising out of such closures or the ongoing effects, events, occurrences, facts, conditions or changes arising out of any action or inaction taken by the Company or any of its Subsidiaries, whether before, on or after the date of this Agreement, which is or was at such time (i) the Company’s or such Subsidiary’s business judgment, within commercially reasonable standards for participants operating in the shopping center industry, (ii) required by Law or judicial action, or (iii) recommended or required by any federal Authority or any Authority in the State or locality in which a Company Property is located, in each case (i)-(iii) to respond to COVID-19 or the direct or indirect effects thereof.

Section 4.22 Excluded Asset Transactions.

(a) None of the Excluded Asset Companies owns or has any rights to any of the assets or properties used in the business conducted by the Company or the Acquired Companies other than the Excluded Assets. Except as set forth in Section 4.22 of the Company Disclosure Schedule, none of the Excluded Asset Companies has any Liabilities with respect to the Company Properties or under any Contract, understanding or arrangement. Except as set forth in Section 4.22 of the Company Disclosure Schedule, neither the Company nor any Acquired Company has any Liabilities with respect to the Excluded Assets or under any contract or arrangement of any Excluded Asset Company.

(b) Except as set forth in Section 4.22 of the Company Disclosure Schedule, as of the date hereof and upon the consummation of the Excluded Asset Transactions, each Excluded Asset Company (i) is and will be Solvent, (ii) has and will have sufficient capital for carrying on its business and (iii) is and will be able to pay its debts as they mature. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of each Excluded Asset Company is not less than the total amount required to pay the Liabilities of such Excluded Asset Company on its total existing Liabilities (including contingent Liabilities) as they become absolute and matured; (B) each Excluded Asset Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (C) no Excluded Asset Company is incurring Liabilities beyond its ability to pay as such Liabilities mature; (D) no Excluded Asset Company is engaged in any business or transaction, or proposes to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which any Excluded Asset Company is engaged; and (E) no Excluded Asset Company is otherwise insolvent under the standards set forth in applicable Laws.

(c) The Company has provided Parent with true and complete copies of the Excluded Asset Purchase Agreements in effect as of the date hereof and all schedules, annexes, exhibits and amendments thereto. As of the date hereof, no term of any such Excluded Asset Purchase Agreement has been amended, modified or waived in a manner adverse to the rights and obligations of the Surviving Company or the Acquired Companies in any material respect, without the prior written consent of Parent.

(d) Each of the Excluded Asset Sellers had (or will have) as of the date of the Excluded Asset Purchase Agreements and continues (or will continue) to have the requisite organizational power and authority to execute and deliver the Excluded Asset Purchase Agreements, and has the requisite organizational power and authority to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Excluded Asset Purchase Agreements by each of the Excluded Asset Sellers, and the consummation by each of the Excluded Asset Sellers of the transactions contemplated thereby, have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of each of the Excluded Asset Sellers is necessary to authorize the Excluded Asset Purchase Agreements or the consummation of the transactions contemplated thereby. Each of the Excluded Asset Purchase Agreements in effect as of the date hereof has been duly executed and delivered by each of the relevant Excluded Asset Sellers and, assuming such Excluded Asset Purchase Agreements were duly authorized, executed and delivered by the other parties thereto, constitutes a legally valid and binding obligation of each of the Excluded Asset Sellers, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e) The execution and delivery of the Excluded Asset Purchase Agreements by any of the Excluded Asset Sellers does not, and the performance of the Excluded Asset Purchase Agreements and the consummation of the transactions contemplated thereby by any of the Excluded Asset Sellers will not, (i) conflict with or violate any provision of the Company’s Organizational Documents or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or result in the triggering of any payments pursuant to, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Parent, Merger Sub and OP Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1 Corporate Organization and Good Standing. Each Parent Party is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the jurisdiction of their formation, has full corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, being overtly threatened) against a Parent Party that would adversely affect any Parent Party’s ability to perform any of its obligations under, or consummate any of the Transactions.

(b) There is no court Order or judgment to which any Parent Party is subject that would adversely affect any Parent Party’s ability to perform any of its obligations under, or consummate any of the Transactions contemplated by this Agreement.

(c) No investigation by any Governmental Entity with respect to any Parent Party’s or any other Affiliate of Parent is pending or, to the knowledge of Parent, is being overtly threatened, other than any investigation that would not materially and adversely affect any Parent Party’s ability to consummate any of the Transactions.

Section 5.3 Authority; Binding Nature of Agreement.

(a) Each of Parent, Merger Sub and OP Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other Transactions. The execution and delivery of this Agreement by each of Parent, Merger Sub and OP Merger Sub and the consummation by each of Parent, Merger Sub and OP Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of Parent, Merger Sub and OP Merger Sub, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the Transactions, subject, with respect to the Mergers, to the filing of the Company Articles of Merger with the SDAT and the Partnership Certificate of Merger with the DSOS. The board of directors of Merger Sub has (i) determined that the Transactions are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) declared that this Agreement is advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub.

(b) This Agreement has been duly executed and delivered on behalf of each Parent Party and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company and Operating Partnership, constitutes the valid and binding obligation of each such Parent Party, enforceable against such Parent Party in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4 Non-Contravention; Consents. Except for violations and defaults that would not adversely affect any Parent Party’s ability to perform any of its obligations under, or consummate any of the Transactions, the execution and delivery of this Agreement by each Parent Party, and the consummation of the Transactions contemplated by this Agreement, will not: (i) cause a violation of any of the provisions of the Organizational Documents of any Parent Party; (ii) cause a violation by a Parent Party of any Law applicable to it; or (iii) cause a default on the part of any Parent Party under any Material Contract to which it is a party. Except as may be required by the Exchange Act or the MGCL and the CLLCA, no Parent Party, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Parent Parties or the consummation by the Parent Parties of any of the Transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not adversely affect any Parent Party’s ability to perform any of its obligations under, or consummate any of the Transactions contemplated by, this Agreement. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the Transactions. Parent, as the sole stockholder of Merger Sub, and Merger Sub, as the sole member of OP Merger Sub, have approved this Agreement and the Transactions by written consent simultaneously with the execution and delivery of this Agreement.

Section 5.5 Not an Interested Stockholder. None of Parent nor Parent’s Affiliates, within the past five years, has been, an “interested stockholder” or an affiliate of an “interested stockholder” of the Company (as such term is defined in the MGCL). No “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws apply or will apply to any Parent Party as a result of this Agreement, the Mergers or other Transactions contemplated by this Agreement.

Section 5.6 Available Funds.

(a) Parent is a party to and has accepted a fully executed commitment letter dated March 2, 2022 (as amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with Section 6.12, together with all exhibits and schedules thereto, the “Commitment Letter”), pursuant to which the Financing Entities named therein have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed to be funded on the Closing Date pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing.” Parent has delivered to the Company a true, complete and correct copy of the fully executed Commitment Letter.

(b) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Financing Entities to provide the Financing or any contingencies that could permit the Financing Entities to reduce the total amount of the Financing, including any condition or other contingency relating to the amount of availability of the Financing pursuant to any “flex” provision. Assuming satisfaction or waiver (to the extent permitted by applicable Law) of the conditions in Section 7.1 and Section 7.2, as of the date hereof, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all material terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date or that the Financing will not be available to Parent on the Closing Date, nor does Parent have knowledge that any of the Financing Entities will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letter that could affect the availability, conditionality, enforceability, termination or amount of the Financing.

(c) The Financing, when funded in accordance with the Commitment Letter and giving effect to any “flex” provision in or related to the Commitment Letter (including with respect to fees and original issue discount), shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of the respective Parent Parties’ payment obligations required to be paid on the Closing Date under this Agreement and under the Commitment Letter, including the payment of the Merger Consideration and any fees and expenses of or payable on the Closing Date by a Parent Party pursuant to the terms of this Agreement and the Commitment Letter and to prepay, repay, refinance or satisfy and discharge all outstanding indebtedness of the Company and the Company Subsidiaries (if any) that is required pursuant to its terms to be prepaid, repaid, refinanced or satisfied and discharged at the Closing (such amounts, collectively, the “Merger Amounts”).

(d) The Commitment Letter constitutes a legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other party thereto and is in full force and effect, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar applicable Laws affecting creditors’ rights generally and by general principles of equity. To the knowledge of Parent, as of the date hereof, no event has occurred which, with or without notice, lapse of time, or both, constitutes, or could reasonably be expected to constitute, a default, breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letter. Parent or an Affiliate thereof on its behalf has paid in full any and all commitment fees and other fees required to be paid on or before the date of this Agreement pursuant to the terms of the Commitment Letter, and will pay in full any such amounts due after the date of this Agreement and through and including the Closing Date as and when due. The Commitment Letter has not been materially modified, amended or altered as of the date hereof; the Commitment Letter will not be amended, modified or altered at any time through the Closing, except as permitted by Section 6.12 (with any such amendment, modification or alteration promptly notified in writing to the Company to the extent required by Section 6.12); and, as of the date hereof, to the knowledge of Parent, the commitment under the Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and no termination, reduction, withdrawal or rescission thereof is contemplated.

(e) The obligations of the Parent Parties under this Agreement are not subject to any conditions regarding the Parent Parties’, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Financing.

Section 5.7 Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the Transactions, including the Financing and the payment of the Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof, (d) payment of all amounts required to be paid on the Closing Date in connection with the consummation of the Transactions, and (e) payment of all related fees and expenses, each of Parent, the Surviving Company and the Surviving Partnership will be Solvent as of the Effective Time and immediately after the consummation of the Transactions contemplated by this Agreement. For purposes of this paragraph, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “Liabilities of such Person, including contingent and other Liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of such Person on its existing debts (including contingent and other Liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its Liabilities, including contingent and other Liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its Liabilities, including contingent and other Liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Mergers or the other Transactions based upon arrangements made by or on behalf of any Parent Party or any of their respective directors, officers or employees, for which the Company or Operating Partnership may become liable.

Section 5.9 Merger Sub and OP Merger Sub. Each of Merger Sub and OP Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations and has not incurred any Liabilities other than in connection with such Transactions. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. As of the date hereof, all of the membership interests of OP Merger Sub are validly issued and outstanding. All of the issued and outstanding membership interests of OP Merger Sub are, and at the Effective Time will be, owned by merger Sub.

Section 5.10 Absence of Certain Agreements. As of the date hereof, no Parent Party nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company or holder of OP Units would be entitled to receive, in respect of any share of Company Common Stock or OP Unit, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent, Merger Sub or OP Merger Sub in connection with the Transactions, in each case that would not terminate and be void concurrently with any termination of this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between any Parent Party or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the Transactions.

Section 5.11 No Knowledge of Misrepresentations or Omissions. No Parent Party has any knowledge that any of the representations and warranties of the Company set forth in this Agreement is not true and correct in all material respects. No Parent Party has any knowledge of any material errors in, or material omissions from, the Company Disclosure Schedule.

Section 5.12 No Other Company Representations or Warranties. The Parent Parties agree and acknowledge that, except for the representations and warranties made by the Company in Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to the Parent Parties or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each Parent Party acknowledges the foregoing. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company in Article 4 neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Parent Parties or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to the Parent Parties or any of their respective Representatives in the course of their due diligence investigation of the Company, the Operating Partnership, the negotiation of this Agreement or the course of the Transactions.

Section 5.13 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of any Parent Party in writing for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Parent Party makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Article 6
Covenants

Section 6.1 Interim Operations of the Company. The Company agrees that, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, to use commercially reasonable efforts to conduct the operations of the Acquired Companies in the ordinary course of business consistent with past practice in all material respects and to use its best efforts to maintain its status as a REIT for U.S. federal income tax purposes. Without limiting the foregoing, except (i) as set forth in Section 6.1 of the Company Disclosure Schedule, (ii) as contemplated or permitted by this Agreement, (iii) as may be necessary or appropriate to carry out the Transactions, (iv) as may be required to facilitate compliance with any Law or Contract, or (v) as required by the rules or regulations of NYSE, the Company shall not, nor shall it permit any of its Subsidiaries to, do or offer or become bound to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the Company Articles of Amendment and Restatement, the Company Bylaws or other comparable charter or Organizational Documents of the Acquired Companies (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any capital stock of the Company or any Acquired Company (other than such split, combination or reclassification that would not reasonably have an adverse effect on Parent, the Surviving Company or any Acquired Company), (ii) except as otherwise provided in this Section 6.1, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of any Acquired Company, or (iii) purchase, redeem or otherwise acquire any Company securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes;

(c) (i) issue, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), sell, grant, pledge, transfer, subject to any lien or dispose of any Company securities or Operating Partnership securities or any other securities convertible into or exchangeable for Company securities or Operating Partnership securities, other than (v) the issuance of shares of Company Common Stock in exchange for OP Units pursuant to the terms of the Operating Partnership’s limited partnership agreement, (w) the issuance of shares of Company Common Stock upon the settlement of Company Performance RSU Awards that are outstanding on the date hereof, in accordance with the terms of any such awards as in effect on the date hereof, (x) grants or awards of Company securities made in the ordinary course of business, (y) grants or awards of Company securities to new hires made in the ordinary course of business, or (z) grants or awards of Company securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof, or (ii) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of the Acquired Companies;

(e) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $500,000;

(f) sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any material assets or material properties except (i) pursuant to existing Contracts or commitments; (ii) pursuant to any Excluded Asset Purchase Agreement, or (iii) Permitted Encumbrances incurred in the ordinary course of business;

(g) change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date of this Agreement;

(h) (i) incur, refinance, guarantee or assume any long-term or short-term indebtedness except (x) for borrowings under the Company’s current credit facilities in the ordinary course of business or (y) in respect of indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company);

(i) enter into, terminate, or, other than in the ordinary course of business, amend in any material respect any Material Contract or any Contract which if entered into prior to the date hereof would be a Material Contract, except that prior to the Closing Date the Company shall, and shall cause the Acquired Companies to, take all actions necessary to terminate all Contracts evidencing or relating to Indebtedness and such other Contracts specified in writing by Parent no less than 30 days prior to the anticipated Closing Date;

(j) settle or compromise any pending or threatened Legal Proceeding against the Company or any Acquired Company (or for which the Company or any Acquired Company would have any Liability), whether or not commenced prior to the date of this Agreement, other than settlements of any pending or threatened Legal Proceeding (A) in which the Company or any Acquired Company is named as a nominal defendant, (B) in the ordinary course of business, (C) providing solely for payment of amounts less than $250,000 in cash individually, or $500,000 in cash in the aggregate (net of any amount covered by insurance) or (D) reflected or reserved against in the Most Recent Balance Sheet for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements); provided, that the Company may settle or agree to settle any legal Proceeding without Parent’s prior written consent if such settlement or compromise (i) includes an unconditional release of the Parent Parties and their directors, officers, employees, agents and Affiliates from all liability in respect of such claim, (ii) does not include any statement as to, or any admission of, fault, culpability or a failure to act on the part of the any Company Party, Parent Party or any of their respective directors, officers, employees, agents or Affiliates, (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of any Parent Party or any of its Subsidiaries (including the Surviving Company or the Acquired Companies following the Effective Time), and (iv) consists solely of the payment of monetary relief that is either paid in full prior to, or reserved against in, the calculation of the Closing Dividend Amount and would not provide for any other Liabilities or restrictions on the business of the Company;

(k) (i) make any capital expenditures other than capital expenditures set forth in the capital expenditure budget set forth on Section 6.1(m) of the Company Disclosure Schedule, or (ii) fail to make capital expenditures set forth in the capital expenditure budget set forth on Section 6.1(m) of the Company Disclosure Schedule; provided, however, in each case that the Company shall not commit capital of $250,000 or more to any project referred to in such capital expenditure budget without the prior written consent of Parent;

(l) fail to maintain in full force and effect material insurance policies or comparable replacement policies covering the Acquired Companies and their respective properties, assets and businesses in a form and amount consistent with past practice;

(m) (i) change any method of Tax accounting, (ii) make, change or rescind any election with respect to Taxes, (iii) amend any Tax Return, (iv) settle or compromise any Tax liability, claim or assessment, (v) enter into any closing or other agreement with a Governmental Authority related to Taxes, (vi) consent to any extension or waiver of a statute of limitations with respect to any Tax Return or surrender any right to claim a refund of Taxes, except, in each case, (A) in the ordinary course of business or (B) to the extent necessary to preserve the Company’s qualification as a REIT under the Code or the status of any Subsidiary as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provision of Section 856 of the Code, as the case may be;

(n) take any action, or fail to take any action, which could reasonably be expected to cause (i) the Company to fail to qualify as a REIT or (ii) any of the Company Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provision of Section 856 of the Code, as the case may be; or

(o) authorize, commit or agree to take any of the foregoing actions;

provided, that none of the foregoing provisions of this Section 6.1 shall in any way restrict the ability of the Company or any of the Company Subsidiaries to consummate the Excluded Asset Transactions pursuant to the express terms of the Excluded Asset Purchase Agreements. In addition, notwithstanding the foregoing, (i) nothing contained in this Agreement shall give to any Parent Party, directly or indirectly, rights to control or direct the operations of the Company or the Acquired Companies prior to the Effective Time, and (ii) nothing in this Section 6.1 shall restrict the Company and the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and the Acquired Companies.

Section 6.2 No Solicitation.

(a) The Company shall, and shall cause each of its Subsidiaries to, and shall use commercially reasonable efforts to cause its representatives to (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person, theretofore conducted by the Company, its Subsidiaries or their respective representatives with respect to an Acquisition Proposal or Acquisition Inquiry, and promptly following the date hereof, the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Person be returned or destroyed in accordance with the applicable confidentiality agreement and (ii) the Company will not, and shall cause each of its Subsidiaries not to and will use commercially reasonable efforts to cause its representatives not to (A) solicit, initiate, or knowingly encourage the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of the MGCL), (B) furnish any information regarding the Company to any Person in connection with, or in response to, an Acquisition Proposal or Acquisition Inquiry, (C) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, or (D) release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar agreement to which any of the Company or any Subsidiary of the Company is a party, other than to the extent the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under Law; or (E) resolve, propose or agree to do any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the adoption of this Agreement by the Company Stockholder Approval, the Company and its representatives may engage in any such discussions or negotiations and provide any such information in response to a bona-fide written Acquisition Proposal if: (A) prior to providing any material non-public information regarding the Company to any third party in response to an Acquisition Proposal, the Company receives from such third party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement; and (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal. Prior to or concurrent with providing any material non-public information to such third party, the Company shall make such material non-public information available to Parent (to the extent such material non-public information has not been previously made available by the Company to Parent or Parent’s representatives).

(b) Neither the Company Board nor any committee thereof shall, except as permitted by this Section 6.2: (i) withdraw, withhold, modify, amend or qualify, in a manner adverse to Parent, the Board Recommendation; (ii) adopt, endorse, approve, recommend or declare advisable any Acquisition Proposal; (iii) fail to include the Board Recommendation in the Proxy Statement; (any action described in clauses (i)-(iii) being referred to as a “Change in Recommendation”); or (iv) cause the Company to enter into any contract (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.2(a) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”).

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Stockholder Approval, the Company Board may:

(i) make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if: (A) such Acquisition Proposal did not result from a material breach of Section 6.2(a); (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, (1) that such Acquisition Proposal would, if this Agreement were not amended or an alternative transaction with Parent were not entered into, constitute or could reasonably be expected to lead to a Superior Proposal and (2) that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement) including a copy of such Alternative Acquisition Agreement; (D) during the four (4) Business Day period commencing on the date of the delivery of the Superior Proposal Notice, the Company shall have made its representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the negotiation period described in clause “(D)” above, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that the Parent Parties have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that (1) such Acquisition Proposal constitutes a Superior Proposal, and (2) the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (F) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 8.1(h); provided, however, that it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Superior Proposal Notice, which shall require a new notice period of two Business Days, and compliance with this Section 6.2(c) with respect to such new notice; or

(ii) make a Change in Recommendation in response to a Change in Circumstances if: (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (B) such Change in Recommendation is not effected prior to the fourth Business Day after Parent receives written notice from the Company confirming that the Company Board intends to effect such Change in Recommendation, which notice includes a reasonably detailed description of the Change in Circumstances; (C) during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or enter into an alternative transaction; and (D) at the end of such four (4) Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement that the Parent Parties have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(C)” above, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that after compliance with clauses “(B)” through “(D)” of this Section 6.2(c)(ii) with respect to any Change in Circumstances, the Company shall have no further obligations under clauses “(B)” through “(D)” of this Section 6.2(c)(ii), and the Company Board shall not be required to comply with such obligations with respect to any other Change in Circumstances.

(d) Except to the extent the Company is prohibited from giving Parent such notice by any confidentiality agreement in effect as of the date hereof, if the Company receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry (which notification shall include the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the financial terms and other material terms and conditions thereof), and shall thereafter keep Parent reasonably informed of any material change to the terms of such Acquisition Proposal or Acquisition Inquiry.

(e) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, provided that any such disclosure does not contain an express Change in Recommendation; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) furnishing a copy or excerpts of this Agreement to any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry or communicating with such Person to the extent necessary to direct such Person to the provisions of this Section 6.2; provided, however, that the Company Board shall not make any express Change in Recommendation except in accordance with Section 6.2(c).

Section 6.3 Filings; Other Action.

(a) Each of the Company and the Parent Parties shall: (i) promptly (and in no event later than the date that is ten (10) Business Days after the date hereof) make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable Law with respect to the Mergers; (ii) use commercially reasonable efforts to obtain all consents and approvals required from third parties in connection with the Transactions; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions.

(b) Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Law, each party hereto shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Mergers or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of (and provide copies of) any communication to or from any Governmental Entity regarding the Mergers and keep the other parties reasonably informed regarding any substantive communications to or from a third party regarding the Mergers. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) In the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Mergers or any of the other Transactions and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Mergers or the other Transactions, the Parent Parties and the Company shall use reasonable best efforts to resolve any such litigation, action or Legal Proceeding and each of the Company and the Parent Parties shall cooperate with each other and use its respective best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers or the other Transactions.

Section 6.4 Access. Upon reasonable advance written notice, the Company and each of the Acquired Companies shall afford Parent’s representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s books and records, properties and facilities (in each case, as related to the Acquired Companies and Company Properties) and, during such period, the Company shall furnish promptly to Parent all readily available information concerning the Company’s and the Acquired Companies’ business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could reasonably be expected to: (a) result in the disclosure of any Trade Secrets of third parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; (d) violate any Law; or (e) materially interfere with the conduct of the Company’s or the Acquired Companies’ business. No physically invasive or destructive testing or soil investigations, including, without limitation, soil borings or Phase II environmental testing, shall be performed without the prior written approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. While on the Company Properties, Parent will comply, and will cause any of its representatives to comply, in all material respects with all applicable governmental laws and regulations. Parent shall repair any damage to the Company Properties or any adjacent property caused by such actions to the substantially same condition as existed prior to Parent’s action and does hereby agree to indemnify, defend, save and hold Company and, as the case may be, its subsidiaries, members, managers, partners, trustees, shareholders, directors, officers, employees and agents of the Company and its members (collectively, “Company Parties”) harmless of and from any and all claims, damages, losses, costs, expenses and liabilities (collectively, “Claims”) which Company or Company Parties may suffer, or to which they may be subject, by reason of, or in any manner directly as a result of, the inspections of Parent and its representatives at the Company Properties except (i) to the extent such claim or damage was caused by the gross negligence or willful misconduct of the Company or any Company Party, and/or (ii) for any existing conditions merely discovered by Parent or its representatives, unless exacerbated by Parent’s negligence or willful misconduct (in which case Parent shall be responsible solely to the extent of such exacerbation). Notwithstanding anything to the contrary in this Agreement, Parent shall not be entitled to recover from the Company or any direct or indirect owner or affiliate thereof (and in no event shall any of the foregoing be responsible for) consequential, special or any other indirect damages arising from this Section 6.4 unless such damages are payable by a Company Party to an unaffiliated third party. Parent specifically acknowledges and agrees not to utilize any such access for, or to otherwise engage (before the Closing Date) in, any marketing of all or any part of the Company Properties. In the event Parent discovers a preexisting condition at the Property, Parent hereby covenants that it shall not disclose such condition to any person (other than to its representatives) or governmental authority, except as otherwise required by applicable law or legal process; provided, however, Parent shall first notify the Company of such legal requirement and shall give the Company the opportunity to defend against or attempt to limit such disclosure through appropriate proceedings (and Parent shall cooperate in good faith with the Company, at the Company’s sole cost and expense, in connection therewith) or make the disclosure itself. Prior to Parent’s or its representative’s entry on the Company Properties, Parent shall furnish (or caused to be furnished) to the Company a certificate naming the Company and each of the applicable Company Subsidiaries as additional insureds on Parent’s commercial general liability insurance policy, which such commercial general liability (occurrence) insurance is in an amount of not less than One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) in the aggregate, and with excess umbrella coverage of Five Million Dollars ($5,000,000). Parent shall also maintain, with respect to its employees, if any, workers compensation insurance in an amount required by law, together with employer’s liability, with a waiver of subrogation. Parent agrees to maintain such coverages until the Closing Date. No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 6.4 must be directed to the General Counsel of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, the Parent Parties shall not, and shall cause their respective representatives not to, contact any tenant, customer or supplier of the Company in connection with the Mergers or any of the other Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and the Parent Parties acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating. All information obtained by Parent and its representatives pursuant to this Section 6.4 shall be treated as “Evaluation Material” of the Company for purposes of the Confidentiality Agreement.

Section 6.5 Interim Operations of Merger Sub and OP Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub and OP Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Notwithstanding anything herein to the contrary, the Parent Parties shall not, and shall cause their respective representatives not to, contact any customer or supplier of the Company in connection with the Mergers or any of the other Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and the Parent Parties acknowledge and agree that any such contact shall be arranged and supervised by representatives of the Company.

Section 6.6 Publicity. The Company and Parent shall consult with each other before issuing any press release or making any other public announcements or scheduling a press conference or conference calls with investors or analysts, with respect to this Agreement or the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such other public announcement without the consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (i) a party hereto may, without the prior consent of the other parties hereto, issue any press release or make any public statement as may be required by Law or Order or the applicable rules of NYSE if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such parties’ consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, and (ii) the Company will not be obligated to engage in such consultation or obtain any such consent with respect to any communication (1) that is principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved the other party), or (2) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 6.7 Employee Benefits.

(a) The Company Parties shall take all necessary action to cause all employees of the Company and the Acquired Companies to cease to be employed by the Company and the Acquired Companies as of the Closing. Except as set forth in Section 6.7(b), the Company and the Acquired Companies shall pay, prior to the Closing, any and all severance, accrued benefits and all other Liabilities associated with the termination of its employees, in each case as set forth on Section 6.7(a) of the Company Disclosure Schedule.

(b) Without prejudice to the foregoing, no later than 30 days after the date of this Agreement, Parent shall send a notice to the Company specifying which of the Company and/or Acquired Companies’ employees (1) Parent or Parent’s Affiliate plans to make offers of employment to at Closing (the “Continuing Employees”) and (2) Parent or Parent’s Affiliate does not plan to make offers of employment to at Closing (the “Non-Continuing Employees”). Following the date of this Agreement, the Company shall allow Parent and its Affiliates reasonable access, during normal business hours and upon reasonable advance notice, to meet with and interview applicable employees to facilitate the determinations by Parent contemplated in this Section 6.7. Prior to the Closing Date, Parent or Parent’s Affiliate may, at its sole discretion, offer employment to any Continuing Employees on the terms and conditions as it deems appropriate. For the avoidance of doubt, whether employees are Continuing Employees or non-Continuing Employees, all employment with the Company and the Acquired Companies shall cease as of the Closing. To the extent that the termination of employment of some or all Non-Continuing Employees results in or contributes to the existence of a qualifying event under any WARN Act, Parent shall be responsible for all notice and payment requirements under such WARN Act.

(c) If directed by Parent at least five (5) Business Days prior to the Company Effective Time, the Company shall terminate any and all Company Benefit Plans, including any Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Company Effective Time. In the event that Parent or its Affiliate requests that such Company Benefit Plans be terminated, the Company shall provide Parent or its Affiliate with evidence that such Company Benefit Plans have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent or its Affiliate).

(d) Prior to the Closing Date, the Company shall (at its cost) obtain a prepaid insurance policy, reasonably satisfactory to Parent, providing extended run-off coverage for the Company’s obligations for workers’ compensation insurance, and employee practice liability insurance for all employees of the Company and/or the Acquired Companies.

(e) Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with Parent or the Surviving Company, or (iv) create any third-party beneficiary rights in any employee of the Company or any Acquired Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent, the Company or the Surviving Company may maintain.

Section 6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Acquired Companies, and the Surviving Company to, fulfill and honor in all respects the obligations of the Company and the Acquired Companies pursuant to (i) each indemnification agreement in effect between the Company and any Acquired Company, on the one hand, and any Indemnified Party, on the other hand and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the Organizational Documents of the Company and the Acquired Companies, in each case as in effect on the date hereof, including in respect of any Legal Proceeding that arises directly or indirectly out of or pertains directly or indirectly to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any Acquired Company (regardless of whether such action or omission or alleged action or omission, occurred prior to, at or after the Effective Time) or (B) any of the Transactions. The Organizational Documents of the Surviving Company shall contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Company’s and the Acquired Companies’ Organizational Documents on the date hereof and, from and after the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(b) The Company shall put in place and fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims reporting period of at least six years from the Effective Time from insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time. Parent shall and shall cause the Acquired Companies, and the Surviving Company to, cause any such tail policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored.

(c) In the event the Parent, any Acquired Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Parent, Company or the Surviving Company, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.8.

(d) Parent, the Acquired Companies and the Surviving Company jointly and severally agree to pay or advance, upon written request of an Indemnified Party, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 6.8.

(e) The rights of each Indemnified Party under this Section 6.8 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Company or the Surviving Company, under any other indemnification arrangement, under the MGCL or otherwise. This Section 6.8 shall survive the Effective Time and shall also survive consummation of the Mergers and the Effective Time. This Section 6.8 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent, the Acquired Companies and the Surviving Company. This Section 6.8 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(f) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any Acquired Company at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any shares subject to Company Restricted Stock Awards or Company Performance RSU Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.10 Transaction Litigation. The Company shall promptly advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 6.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent will not be afforded any decision making power or other authority over such Transaction Litigation; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), provided, further that the Company may settle or agree to settle any Transaction Litigation without Parent’s prior written consent if such settlement or compromise (i) includes an unconditional release of the Parent Parties and their directors, officers, employees, agents and Affiliates from all liability in respect of such claim, (ii) does not include any statement as to, or any admission of, fault, culpability or a failure to act on the part of the any Company Party, Parent Party or any of their respective directors, officers, employees, agents or Affiliates, (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of any Parent Party or any of its Subsidiaries (including the Surviving Company or the Acquired Companies following the Effective Time), and (iv) consists solely of the payment of monetary relief that is either paid in full prior to, or reserved against in, the calculation of the Closing Dividend Amount and would not provide for any other Liabilities or restrictions on the business of the Company. Following the Effective Time, the Indemnified Parties may continue to retain counsel retained prior to the Effective Time to defend any Transaction Litigation; provided, however, that, in no event shall Parent be required to retain more than one pre-Effective Time counsel for all the Indemnified Parties as a group, unless required by conflicts of interest between or among the Indemnified Parties.

Section 6.11 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement (and in any event, within 20 Business Days), the Company shall prepare and file with the SEC a proxy statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”). The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of the Parent Parties shall cooperate, and shall cause their Affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to the Parent Parties and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under applicable Law. Parent shall ensure that such information supplied by it and its Affiliates in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of the Parent Parties or their Affiliates for inclusion or incorporation by reference in the Proxy Statement.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with applicable Law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval; provided that notwithstanding anything else to the contrary herein, that the Company may postpone or adjourn the Stockholder Meeting (A) with the consent of Parent, (B) for the absence of a quorum, (C) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Stockholder Meeting, or (D) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. Unless the Company Board or any committee thereof has withdrawn the Board Recommendation in compliance with Section 6.2, the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders and to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by applicable Law to effect the Merger.

(c) If at any time prior to the Stockholder Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers, trustees or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the other party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders. All such documents that the Company is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(d) Notwithstanding the foregoing or any other provision of this Agreement, the parties hereto acknowledge and agree that it is the Company’s intent to include approval of the Excluded Asset Purchase Agreements and Excluded Asset Transactions in the Proxy Statement for voting on by holders of Company Common Stock at the same Stockholder Meeting. The Company’s obligations and efforts under this Section 6.11 (including filing and mailing the Proxy Statement, soliciting the Company Stockholder Approval and/or convening the Stockholder Meeting) are expressly contingent on the timing, rights and obligations of the Company under the corresponding section(s) of the Excluded Asset Purchase Agreements and the Company’s ability (including clearance by the SEC) to include approval for such agreements and transactions in the Proxy Statement on the timing and terms otherwise described in this Section 6.11.

Section 6.12 Financing.

(a) Each of the Parent Parties shall use, and shall cause its Affiliates to use, its commercially reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Commitment Letter, and shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Commitment Letter to the extent that such amendment, supplement, modification or waiver (A)  reduces (or could have the effect of reducing) the aggregate amount of the Financing below an amount necessary for the Parent to be able to satisfy the Merger Amounts on the Closing Date, or (B) imposes new or additional material conditions or otherwise materially expands upon any of the conditions to the consummation of the Financing on the Closing Date, or (C) expands, amends or modifies any other provision, in a manner materially adverse to the Company or that would reasonably be expected to (x) delay or prevent or make materially less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) materially adversely impact the ability of any Parent Party to enforce its rights against other parties to the Commitment Letter or the definitive agreements with respect thereto (provided that, notwithstanding the foregoing subject to compliance with the other provisions of this Section 6.12(a), the Parent Parties may amend or otherwise modify the Commitment Letter to add additional lenders, arrangers, bookrunners and agents). Parent shall promptly deliver to the Company copies of any material amendment, supplement, waiver, consent, modification or replacement in respect of the Commitment Letter, and, at the request of the Company, provide the Company with such information and documentation to allow the Company to reasonably monitor the progress of such financing activities. The Parent Parties shall not agree to the withdrawal, termination, repudiation, reduction or rescission of any commitment in respect of the Financing, and shall not release or consent to the termination of the obligations of the financing sources under the Commitment Letter, in each case, without the prior written consent of the Company. For purposes of this Section 6.12, (i) references to “Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.12(a) and (ii) references to “Commitment Letter” shall include any amendments, modifications, supplements or replacements permitted by this Section 6.12(a).

(b) Each of the Parent Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing on the terms (including the market “flex” provisions) and subject only to the conditions set forth in the Commitment Letter, including using commercially reasonable efforts (A) to maintain in effect the Commitment Letter; (B) to promptly negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions) contained in the Commitment Letter; (C) to promptly satisfy on a timely basis all conditions to funding in the Commitment Letter and such definitive agreements thereto and to consummate the Financing at or prior to the Closing, including using its commercially reasonable efforts to cause the lenders party to the Commitment Letter and the other Persons committing to fund the Financing to fund the Financing at the Closing; (D) to promptly, diligently and reasonably enforce its rights under the Commitment Letter and (E) to comply in all material respects with (or obtain the waiver of) its obligations under the Commitment Letter. Parent shall, upon request, keep the Company informed, in reasonable detail, of the status of its efforts to arrange and consummate the Financing and of all material developments in respect thereof. Parent shall provide the Company, upon request therefor, such other information regarding the Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Without limiting the generality of the foregoing, the Parent Parties shall give the Company prompt notice (x) of any breach or default by any party to any Commitment Letter or definitive agreements related to the Financing of which Parent becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Entities with respect to any (1) actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter of any provisions of the Commitment Letter or (2) material dispute or disagreement between or among any parties to any of the Commitment Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing at Closing, and (z) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letter or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent a written request, the Parent Parties shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence or the status of the Financing. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence with respect to the Financing or if any portion of the Financing otherwise becomes unavailable, and such portion is necessary to enable the Parent to satisfy the Merger Amounts on the Closing Date, the Parent Parties shall (x) use commercially reasonable efforts to arrange and obtain in replacement thereof alternative financing from alternative sources to replace the Financing in an amount sufficient to enable the Parent to satisfy the Merger Amounts on the Closing Date with terms and conditions that are in compliance with Section 6.12(a) of this Agreement as promptly as reasonably practicable following the occurrence of such event and (y) deliver to the Company true, correct and complete copies of any new commitment letter and all additional agreements, arrangements or understandings (to the extent that they could affect the availability, conditionality, termination or amount of the alternative financing (subject to customary redactions, so long as such redactions do not cover terms that affect the conditionality, amount, availability or termination of the alternative financing)) related to any such alternative debt financing (any such financing, “Alternative Financing”). The Parent Parties acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing. In addition, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Parent Parties acknowledge and agree that in the event the net proceeds of the Financing available to Parent Parties at Closing are not sufficient to enable the Parent to satisfy the Merger Amounts on the Closing Date (whether due to lender holdbacks, reserves, or for any other reason), Parent shall still be obligated to satisfy the payment of the Merger Amounts in full at the Closing from any and all alternative sources of funds available to the Parent Parties. Without prejudice to the foregoing, to the extent (and only to the extent) of any shortfall in aggregate funds available to Parent at the Closing to pay the Merger Amounts in full, the Company shall have the right, to the full extent permitted by Law (and notwithstanding any covenant or condition in Article 6 hereof), to increase the Closing Dividend Amount as necessary to compensate for any such shortfall, whereupon the Merger Consideration shall be reduced by an amount per share equal to (x) the aggregate amount of such increase in the Closing Dividend Amount divided by (y) the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the aggregate number of OP Units outstanding and held by Persons other than the Company immediately prior to the Effective Time.

(c) Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to provide, to the Parent Parties and the Financing Entities, in each case at Parent’s sole expense, all cooperation reasonably necessary and customary in connection with the arrangement of the Financing and any Alternative Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including using commercially reasonable efforts to (i) upon reasonable notice, participate in a reasonable number of meetings and presentations with prospective lenders at reasonable times and locations mutually agreed (which meetings may be virtual), (ii) assist with the preparation of materials for bank information memoranda and similar documents reasonably necessary in connection with the Financing or any other information reasonably requested by the Financing Entities in connection with the Financing, (iii) furnish Parent reasonably promptly with the historical financial statements of the Company provided, however, that the Company shall only be obligated to deliver such financial statements and information to the extent that (A) such information is required by any Financing Entity as a condition to closing on the Financing or an Alternative Financing (and such information is customarily required in similar financings) or (B) such information may be obtained from the books and records of the Company and its Subsidiaries or may otherwise be obtained through commercially reasonable efforts of the Company or its Subsidiaries, (iv) assist with the preparation of customary definitive loan documentation contemplated by the Financing (including schedules), including executing and delivering any customary guarantee, pledge and security documents and insurance certificates and endorsements (provided that any such documents or agreements; and any obligations contained in such documents shall be effective no earlier than as of the Effective Time), (v) at least five (5) Business Days prior to the Closing Date, provide to Parent upon written request all documentation and other information with respect to the Company and the Acquired Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Financing, (vi) provide reasonably timely and customary access to diligence materials reasonably available to the Acquired Companies and their properties and appropriate personnel (if any) during normal business hours and on reasonable advance notice to allow Financing Entities and their representatives to complete all reasonable and customary due diligence, (vii) provide reasonable and customary assistance with respect to attempting to obtain any consents associated therewith (effective no earlier than the Effective Time), (viii) cooperate in requesting estoppels and certificates from tenants, lenders, managers, counterparties to reciprocal easement agreements and PILOT agreements, and other similar counterparties in form and substance reasonably satisfactory to Parent, (ix) to the extent reasonably requested by Parent, cooperate in obtaining customary accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries, (x) subject to Section 6.4 hereof, cooperate with obtaining title commitments with respect to each Company Property and (xi) as may be reasonably requested by Parent to facilitate the Financing or the Alternative Financing, form new direct and indirect Company Subsidiaries pursuant to documentation reasonably satisfactory to Parent and the Company, (xii) cooperating in connection with the repayment or defeasance of any existing indebtedness of the Company or any Company Subsidiaries as of the Effective Time and the release of related Encumbrances, including delivering such payoff, defeasance or similar notices under any existing loans of the Company or any Company Subsidiaries as are reasonably requested by Parent (provided that the Company and the Company Subsidiaries shall not be required to deliver any notices that are not conditioned on the occurrence of the Effective Time), (xiii) permitting Parent and its representatives to conduct non-invasive inspections of each Company Property and, subject to obtaining required third party consents with respect thereto (which the Company shall use commercially reasonable efforts to obtain), leased by the Company or any of the Company Subsidiaries; provided that (A) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 6.4 and (C) the Company shall be entitled to have representatives present at all times during any such inspection, and (xiv) reasonably cooperating with the marketing efforts of Parent and the Financing Entities for any Financing or Alternative Financing to be raised by Parent to complete the Mergers and the other transactions contemplated by this Agreement. The Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 6.12 that: (A) unreasonably interferes with the ongoing business of the Company or its Subsidiaries; (B) causes any covenant, representation or warranty in this Agreement to be breached; (C) causes any closing condition set forth in Article 7 to fail to be satisfied or otherwise causes the breach of this Agreement or any Material Contract to which the any of the Company or its Subsidiaries is a party; (D) requires the Company or its Subsidiaries to incur any liability (including any commitment fees and expense reimbursement) in connection with the Financing prior to the Closing Date (except those fees or expenses that are reimbursed promptly or advanced by Parent and those liabilities for which the Company and the Company Subsidiaries are indemnified hereunder); (E) except with respect to the foregoing subclauses (iv) and (ix), requires the Company or its Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained; (F) requires the Company or its Subsidiaries to give any legal opinion or other opinion of counsel; (G) requires the Company or its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product, it being agreed that, in each case, the Company shall use commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection; (H) results in any officer or director of the Company or its Subsidiaries incurring personal liability with respect to any matter relating to the Financing; or (I) requires the Company or its Subsidiaries or their representatives, as applicable, to waive or amend any terms of this Agreement. In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not (A) required by a Financing Entity as a condition to closing on the Financing or an Alternative Financing and customarily required in similar financings or (B) currently available to the Company and its Subsidiaries on the date hereof or is otherwise available to the Company or its Subsidiaries through commercially reasonable efforts. In no event shall the Company or its Subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or representatives) or expense (including legal and accounting expenses) in connection with assisting the Parent Parties in arranging the Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or representatives in connection with the Financing (except those fees or expenses that are reimbursed promptly or advanced by Parent and those liabilities for which the Company and the Company Subsidiaries are indemnified hereunder). For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.12(c) represent the sole obligation of the Company and its Subsidiaries and their respective Affiliates with respect to cooperation in connection with the Financing. Notwithstanding anything to the contrary, the condition precedent set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.12, shall be deemed satisfied unless the Financing has not been obtained substantially as a result of the Company’s breach of its obligations under this Section 6.12(c). The Parent Parties agree that any information regarding the Company or any of its Subsidiaries or Affiliates contained in any presentations, offering documents, teasers or other materials in connection with the general marketing of the Financing to the public prior to the Closing Date shall be subject to the prior review of the Company.

(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e) The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing an executed estoppel letter from the ground lessor under each Ground Lease certified to the applicable Acquired Company that is the ground lessee under such Ground Lease and to each Financing Entity and otherwise in form and substance reasonably satisfactory to Parent and each Financing Entity (the “Estoppel”). Parent acknowledges and agrees that the failure to obtain the Estoppel shall not be, and shall not be construed to be, a breach or default by the Company, and delivery of such Estoppel shall not be a condition precedent to Closing. The Company shall provide Parent with a copy of the executed Estoppel promptly following the Company’s receipt thereof.

(f) Parent shall (i) upon request by the Company, reimburse the Company promptly for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) actually incurred by the Company or any of its Subsidiaries or representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.12 and (ii) indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and representatives (collectively, the “Financing Indemnitees”) from and against any and all actual out-of-pocket losses, damages, judgments, fines, claims, losses, penalties, interest, awards and Liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Financing (or any Alternative Financing) and any information used in connection therewith; provided, however, that the foregoing shall not apply with respect (i) to the Financing Indemnitees’ fraud, gross negligence or willful misconduct, (ii) any information provided in writing by the Company or the Company’s Subsidiaries hereunder, or (iii) special, incidental, exemplary, consequential, punitive or similar damages unless actually imposed on the Financing Indemnitees by a court of competent jurisdiction. This Section 6.12(e) shall survive the consummation of the Mergers and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 6.12(e).

Section 6.13 Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement. All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Financing) will be kept confidential in accordance with the Confidentiality Agreement, provided, however, that the Parent Parties will be permitted to disclose such information to any financing sources or prospective financing sources that may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (a) agrees for the benefit of the Company to be bound by the Confidentiality Agreement as if a party thereto or (b) is subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a third-party beneficiary.

Section 6.14 Officer Resignations. At or prior to the Closing, the Company shall deliver to Parent resignations executed by each officer of the Operating Partnership in office immediately prior to the Partnership Merger Effective Time, which resignations shall be effective at the Partnership Merger Effective Time.

Section 6.15 Excluded Asset Transactions.

(a) Subject to the terms of this Agreement, including Section 6.2 hereof, and to the terms of the Excluded Asset Purchase Agreements, the Company shall use its commercially reasonable best efforts to cause the Excluded Asset Sellers and the Excluded Asset Companies to cause the Excluded Asset Closings to occur in full on or prior to the Closing Date in accordance with the terms of the Excluded Asset Purchase Agreements. The Company shall not amend, modify or waive, or agree to amend, modify or waive, any term, condition or obligation of any Excluded Asset Purchase Agreement or enter into any new Excluded Asset Purchase Agreement without providing prior written notice thereof to Parent (which notice shall include the proposed amendment, modification, waiver or new Excluded Asset Purchase Agreement) and a reasonable opportunity for Parent to review and comment on such amendment, modification, waiver or new agreement. If any such proposed amendment, modification or waiver would be adverse to, or the terms of any new Excluded Asset Purchase Agreement shall be adverse to, the rights and obligations of the Surviving Company or the Acquired Companies in any material respect, the Company shall request the prior written consent of Parent, which consent may be denied for any reason (without prejudice to the rights of either party under Section 8.1(i)). In the event that any Excluded Asset Purchase Agreement is terminated by any party thereto, the Company shall provide prompt notice of such termination to Parent and shall use its reasonable best efforts to, and to cause the Excluded Asset Sellers and the Excluded Asset Companies to, enter into one or more substitute purchase agreements and keep Parent reasonably apprised of the status and expectations related to any substitute purchase agreements (in which case, for the avoidance of doubt, all references herein to “Excluded Asset Purchase Agreements” shall be deemed to include any such substitute purchase agreements); provided, that in the event that any such substitute Excluded Asset Purchase Agreement is less favorable in any material respect with respect to the rights and obligations of the Surviving Company or the Acquired Companies, prior to it or any of its Subsidiaries entering into any such substitute Excluded Asset Purchase Agreements the Company shall request the written consent of Parent, which may be denied for any reason (without prejudice to the rights of either party under Section 8.1(i)). The Company shall promptly deliver to Parent a true, correct and complete copy of any amendment or documentation evidencing any modification or waiver to, or any new, replacement or substitute Excluded Asset Purchase Agreement.

(b) Without prejudice to the foregoing, in the event that by the scheduled End Date all conditions to Closing set forth in Article 7 shall have been satisfied (or be capable of being satisfied at Closing) other than that an Excluded Asset Closing shall not have occurred with respect to one or more of the Excluded Assets shown on Schedule 1.1 of the Company Disclosure Schedule as being a “Redevelopment Asset”, then (i) the Company shall have the right, by written notice to Parent, to extend the End Date by up to 60 days to facilitate such Excluded Asset Closing(s) to occur on or prior to the Closing Date, and (ii) the parties hereto shall otherwise cooperate in good faith with each other as necessary to reach a mutually satisfactory resolution to such delayed Excluded Asset Closing(s) and to ensure that each party receives its respective rights and benefits set forth in this Agreement.

Section 6.16 Closing Dividend Calculation. At least five (5) Business Days prior to the Closing Date, the Company shall provide a detailed calculation of the Closing Dividend Amount (the “Closing Dividend Calculation”) to Parent. Subject to Section 6.4, the Company shall provide reasonable and timely access to the work papers and other books and records, information and personnel as reasonably necessary for Parent to review the Closing Dividend Calculation. Within two (2) Business Days of receipt, Parent shall deliver to the Company either a written acceptance of the Closing Dividend Calculation or a statement setting forth any proposed adjustments to the Closing Dividend Calculation. If Parent proposes adjustments to the Closing Dividend Calculation, the parties shall work in good faith to resolve the differences and come to an agreed to Closing Dividend Amount. If Parent and the Company fail to reach such an agreement within two (2) Business Days of the Company’s receipt of Parent’s proposed adjustment, an independent accounting firm mutually acceptable to Parent and the Company shall make the final determination with respect to the Closing Dividend Amount. The costs and expenses of the independent accounting firm shall be split equally between the parties.

Section 6.17 Cooperation on Certain Matters. The Company agrees that it will reasonably cooperate, and cause its officers and relevant employees to reasonably cooperate, with respect to certain matters set forth in Section 6.17 of the Company Disclosure Schedule; provided, for the avoidance of doubt, that, the none of the consummation, financing or any other action or inaction relating to the sale, financing, transfer or other disposition of any such assets shall be a condition to Closing hereunder or relieve any party of their respective obligations hereunder.

Section 6.18 Tax Matters.

(a) Ownership of the Company Common Stock by Parent will not result in (i) the Company becoming “closely held” within the meaning of Section 856(h) of the Code at any time during the taxable year of the Company that includes the Closing Date, or (ii) any income of any Company failing to qualify as rents from real property for purposes of Section 856 of the Code. Parent shall take all steps, or forbear from taking steps (including causing the Company and the Company Subsidiaries to take all steps or forbear from taking steps), as necessary after the Closing to ensure that the Company qualifies for taxation as a REIT for the U.S. federal income taxable year of the Company beginning on January 1, 2022 and includes the Closing Date. Parent’s covenant to maintain the Company’s REIT status will continue even if Parent transfers, directly or indirectly, any of the Company Common Stock after the Closing Date. In furtherance of the foregoing, Parent shall cause the Company to make distributions that qualify for the dividends paid deduction set forth in Section 857(b)(2)(B) of the Code to the extent necessary to ensure that the Company satisfies the minimum distribution requirements of Section 857(a) of the Code for the taxable year that includes the Closing. Following the Closing Date, Parent shall cause the existing Tax Return preparers of the Company and the Company Subsidiaries to prepare and file all income Tax Returns of the Company and the Company Subsidiaries with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date in a manner generally consistent with past practices of the Company and the Company Subsidiaries and in accordance with the other provisions of this Agreement, including Section 2.5 of this Agreement, except as otherwise required by Law.

(b) Prior to the Closing Date, the Company, at its sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed, all Tax Returns of the Company and the Company Subsidiaries for Tax periods that end on or prior to December 31, 2021, and all such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law. The Company shall provide drafts of each such Tax Return that is an income or other material tax return to Parent for Parent’s review and comment at least thirty (30) days prior to the earlier of the due date for filing such Tax Return (including any applicable extensions) or the Closing Date, and the Company shall consider in good faith all reasonable comments made in writing by Parent at least fifteen (15) days prior to the earlier of the due date for filing such Tax Return or the Closing Date.

(c) Prior to the Closing, the Company agrees to cooperate fully, to the extent reasonably requested by Parent, in providing information relating to it and the Company Subsidiaries reasonably necessary to permit Parent to determine the impact of the Transactions on it and the Company’s compliance with the REIT qualification requirements under Section 856 and 857 of the Code following the Closing.

Article 7
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Mergers is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a) the Company Stockholder Approval shall have been obtained; and

(b) no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

Section 7.2 Conditions to the Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Mergers is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) the representations and warranties of the Company (i) set forth in Section 4.2 (Organizational Documents), Section 4.15 (Authority; Binding Nature of Agreement), Section 4.19 (Brokers) and Section 4.22 (Excluded Asset Transactions) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), (ii) set forth in Section 4.3 (Capitalization) shall, except for any de minimis inaccuracies, be true and correct in all respects as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) and clause (ii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) the Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) the Excluded Asset Closings shall have occurred in accordance with the terms of the Excluded Asset Purchase Agreements;

(e) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying (i) that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d) have been satisfied; and

(f) Parent shall have received a tax opinion of Goodwin Procter LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), dated as of the Closing Date (which such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Company and the Company Subsidiaries, and which may contain such changes or modifications from the language set forth on such exhibits as may be deemed necessary or appropriate by Goodwin Procter LLP or the applicable REIT counsel) and in form and substance reasonably satisfactory to Parent to the effect that beginning with its taxable year ended December 31, 2017 and until the Closing, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; provided that the opinion will not address whether the Company will satisfy the distribution requirement described in Code Section 857(a)(1) for its actual taxable year beginning January 1, 2022, or has satisfied such requirement for its hypothetical short taxable year beginning January 1, 2022, and ending at the effective time of the Closing.

Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) the representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair any Parent Party’s ability to consummate the Transactions;

(b) the Parent Parties shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d) the Excluded Asset Closings shall have occurred; and

(e) the Closing Dividend shall have been paid in full. For the avoidance of doubt, the Closing Dividend to be received prior to the Closing by holders of the Company Common Stock and OP Units is in addition to (and shall not reduce) their respective rights to receive the Merger Consideration in full hereunder.

Section 7.4 Frustration of Closing Conditions. No Parent Party, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Mergers if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

Article 8
TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b) by Parent or the Company upon prior written notice to the other party, if the Closing Date has not occurred on or before August 30, 2022 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company), subject to Section 6.15; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose (or whose Affiliate’s) material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to be consummated by the End Date;

(c) by Parent or the Company upon prior written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transactions (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 6.3;

(d) by Parent or the Company upon written notice to the other party, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.2 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the 30th day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if any Parent Party is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(f);

(f) by the Company, upon written notice to Parent, in the event of a breach by a Parent Party of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.3 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the 30th day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(e);

(g) by Parent, upon written notice to the Company, (i) if prior to the Company Stockholder Approval, the Company Board shall have effected a Change in Recommendation, (ii) if, prior to the Company Stockholder Approval and following the public announcement of an Acquisition Proposal that has not been withdrawn, the Company Board shall have failed to publicly reaffirm the Board Recommendation upon Parent’s written request within 10 Business Days after receipt of such request, (iii) the Company fails to include the Board Recommendation in the Proxy Statement, (iv) the Company Board approves, adopts, or publicly endorses or recommends any Acquisition Proposal, or the Company enters into or allows any Acquired Company to enter into an Alternative Acquisition Agreement, or (v) the Company shall have breached any of the provisions set forth in Section 6.2 in any material respect;

(h) by the Company, upon written notice to Parent, if prior to the Company Stockholder Approval the Company Board shall have effected a Change in Recommendation in respect of a Superior Proposal in accordance with Section 6.2, and the Company Board has approved, and substantially concurrently with such termination the Company enters into a definitive agreement with respect to such Superior Proposal;

(i) by Parent or the Company, upon written notice to the other party, if, without Parent’s prior written consent, (i) any Excluded Asset Purchase Agreements shall have been terminated and not replaced with one or more substitute Excluded Asset Purchase Agreements that, collectively, are no less favorable in any material respect with respect to the rights and obligations of the Surviving Company or the Acquired Companies, or (ii) any term, condition or obligation under any Excluded Asset Purchase Agreement shall have been amended, modified or waived in a manner adverse to, or any new Excluded Asset Purchase Agreement shall have been entered into having terms that are adverse to, the rights and obligations of the Surviving Company or the Acquired Companies in any material respect; or

(j) by the Company, upon written notice to Parent, if (A) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied or waived, (B) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Merger, and (C) Parent, Merger Sub and OP Merger Sub fail to consummate the Mergers within three Business Days after the delivery by the Company to Parent of such notice and the Company stood ready, willing and able to effect the Closing through the end of such three Business Day period.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.2, (ii) the last sentence of Section 6.11(a), (iii) the last sentence of Section 6.4, (iv) the last sentence of Section 6.3(a), (v) Section 6.12(e), (vi) Section 6.13, (vii) Section 6.6, and (viii) Article 9 shall survive any termination hereof pursuant to Section 8.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, no Parent Party or the Company shall be relieved or released from any liabilities or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the Merger Consideration, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its knowing or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith, subject only, with respect to any such Liabilities of the Company, to Section 8.3(b) and Section 9.11, and with respect to any such Liabilities of the Parent Parties, to Section 9.11. For the avoidance of doubt, (a) the failure of the Parent Parties to consummate the Mergers on the date required by Section 2.3 after the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived shall constitute a knowing and intentional breach by the Parent Parties, and Parent shall be liable to the Company for such breach as provided herein notwithstanding any termination of this Agreement, subject only to Section 9.11(a) and (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.2, nothing shall relieve any party for fraud.

Section 8.3 Expenses; Termination Fee.

(a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 8.1(g);

(ii) this Agreement is terminated pursuant to Section 8.1(h);

(iii) this Agreement is terminated pursuant to Section 8.1(b), and prior to such termination the Excluded Asset Closings have not occurred, or pursuant to Section 8.1(i); or

(iv) this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(e) and (A) an Acquisition Proposal shall have been received by the Company or its representatives, is made directly to the Company’s stockholders or is otherwise publicly disclosed or is otherwise communicated to the Company Board, or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and (B) within 12 months after the date of such termination, the Company enters into a definitive agreement in respect of, or consummates, any Acquisition Proposal (provided that for purposes of this subsection (iii), each reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 8.3(b)(i) and Section 8.3(b)(iii), within three Business Days after such termination, (y) in the case of Section 8.3(b)(ii), prior to or concurrently with the termination of this Agreement pursuant to Section 8.1(h) and (z) in the case of Section 8.3(b)(iv), substantially concurrently with the consummation of the Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 8.3(b) shall be payable only once with respect to Section 8.3(b) and not in duplication, even though such payment may be payable under one or both provisions hereof. In the event that Parent shall receive full payment pursuant to this Section 8.3(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent Parties, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to the Parent Parties or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, OP Merger Sub any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the Transactions or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub or OP Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent, Merger Sub and OP Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

Section 8.4 Payment of Amount or Expense.

(a) In the event that the Company is obligated to pay Parent the Company Termination Fee, plus any costs and expenses (including reasonable attorney’s fees and disbursements) that shall be paid by the Company to Parent in connection with a lawsuit commenced by Parent which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent its costs and expenses (in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”). The Company shall pay to Parent from the Company Termination Fee, plus the Recovery Costs deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Termination Fee, plus the Company Recovery Costs and (ii) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Disqualifying Income, as determined by Parent’s independent certified public accountants, plus (2) in the event Parent receives either (X) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described in Section 8.4(b)(ii) or (B) an opinion from Parent’s outside counsel as described in Section 8.4(b)(ii), an amount equal to the Company Termination Fee, plus the Recovery Costs less the amount payable under clause (1) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee, plus the Recovery Costs with an escrow agent selected by the Company and on such terms (subject to Section 8.4(d)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee, plus the Recovery Costs pursuant to this Section 8.4(c) shall be made at the time the Company is obligated to pay Parent such amount pursuant to Section 8.3 by wire transfer.

(b) The escrow agreement shall provide that the Company Termination Fee, plus the Recovery Costs in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from the Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee plus the Recovery Costs should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee, plus the Recovery Costs should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Company Termination Fee, plus the Recovery Costs to Parent. The Company agrees to amend this Section 8.4 at the request of Parent in order to (x) maximize the portion of the Company Termination Fee, plus the Recovery Costs that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Parent’s chances of securing a favorable ruling described in this Section 8.4(b) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.4(b). The escrow agreement shall also provide that any portion of the Company Termination Fee, plus the Recovery Costs held in escrow for five years shall be released by the escrow agent to the Company. The Company shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

Article 9
MISCELLANEOUS PROVISIONS

Section 9.1 Amendment. Prior to the Effective Time, this Agreement may be amended with the mutual agreement of the Company and Parent at any time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.

Section 9.3 No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Effective Time.

Section 9.4 Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement and the Company Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent, Merger Sub and OP Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent, Merger Sub and OP Merger Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent, Merger Sub or OP Merger Sub and its representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or OP Merger Sub or any other Person resulting from the Company’s making available to Parent, Merger Sub or OP Merger Sub, their respective use of such information, or any information, documents or material made available to Parent, Merger Sub or OP Merger Sub in any due diligence materials provided to Parent, Merger Sub or OP Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent, Merger Sub and OP Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that the Parent Parties have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that no representative of Parent, Merger Sub or OP Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 9.5 Applicable Law; Jurisdiction. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Maryland applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program (the “Maryland Court”) for any litigation arising out of this Agreement and the Transactions (and agree not to commence any litigation relating thereto except in such court), waive any objection to the laying of venue of any such litigation in the Maryland Court and agree not to plead or claim in the Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or order of the Maryland Court as provided by Law. Each of the Parties agrees, (a) to the extent such Party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such Party’s agent for acceptance of legal process, and (b) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 9.6 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Article 3 concerning payment of the Merger Consideration, Section 6.8, Section 6.12(e) and Section 8.2, which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein; provided, however, that, prior to the Effective Time, the rights and remedies conferred on the Company’s equity holders pursuant to Article 3 concerning payment of the Merger Consideration may only be enforced by the Company acting on the behalf of the Company’s equity holders (including holders of Company Compensatory Awards).

Section 9.7 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by facsimile transmission or email (provided no automated notice of delivery failure is received by the sender), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub, OP Merger Sub, the Surviving Company or Surviving Partnership, to:

Wheeler Real Estate Investment Trust, Inc.
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
Attention: M. Andrew Franklin
Facsimile: 757-627-9081
E-mail: afranklin@whlr.com

with a copy to (which shall not constitute notice) to:

Alston & Bird LLP
950 F Street NW
Washington, DC 20004
Attention: David E. Brown, Jr.

Facsimile: 202-654-4945
E-mail: david.brown@alston.com

if to the Company or Operating Partnership (prior to the Merger), to:

Cedar Realty Trust, Inc.
928 Carmans Road
Massapequa, New York 11758
Attention: Bruce J. Schanzer
Facsimile: 516-883-5975
E-mail: bschanzer@cdrrt.com

with a copy to (which shall not constitute notice) to:

Goodwin Procter LLP
620 8th Avenue
New York, New York 10018
Attention: Yoel Kranz
Facsimile: 617-649-1471
E-mail: ykranz@goodwinlaw.com

Section 9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Parent Guarantee. Parent shall cause Merger Sub and OP Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub and OP Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub and OP Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub and OP Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub and OP Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of Parent, Merger Sub and OP Merger Sub in the first instance. As applicable, references in this Section 9.10 to “OP Merger Sub” shall also include the Surviving Partnership following the Partnership Merger Effective Time, and references in this Section 9.10 to “Merger Sub” shall also include the Surviving Company following the Effective Time.

Section 9.11 Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article 8, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to seek specific performance to cause Parent and Merger Sub to consummate the Mergers and the Closing and to make the payments contemplated by this Agreement unless (A) the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing; provided, that those conditions are then capable of being satisfied at the Closing), and (B) the Company has confirmed by written notice that the Company is ready, willing and able to consummate the Mergers on the date of such written notice. In any Legal Proceeding seeking monetary damages against a party or to compel a party to specifically perform its obligations hereunder, the non-prevailing party in such Legal Proceeding (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing party its costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Proceeding.

Section 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) All references in this Agreement to any statute shall be deemed to include all rules, regulations and interpretations promulgated thereunder.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(f) All references in this Agreement to “$” are intended to refer to U.S. dollars.

Section 9.14 Financing Provisions. The Company hereby (a) agree that any legal action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Entity in any forum other than such courts, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to the Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any such legal action brought against the Financing Entities in any way arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (d) agrees that none of the Financing Entities shall have any liability to the Company, the Company Subsidiaries and each of their respective Affiliates relating to or arising out of this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 9.14), and (e) agrees that the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.14 and that this Section 9.14 may not be amended without the written consent of the Financing Entities. Notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent under this Agreement, or any Financing Entity’s obligations to Parent under the Commitment Letter.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Cedar Realty Trust, Inc.

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

Cedar Realty Trust Partnership, L.P.

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

Wheeler Real Estate Investment Trust, Inc.

By:	/s/ M. Andrew Franklin
	Name:	M. Andrew Franklin
	Title:	Chief Executive Officer

WHLR Merger Sub Inc.

By:	/s/ M. Andrew Franklin
	Name:	M. Andrew Franklin
	Title:	President

WHLR OP Merger Sub LLC

By: WHLR Merger Sub Inc., its sole member

By:	/s/ M. Andrew Franklin
	Name:	M. Andrew Franklin
	Title:	President